As filed with the Securities and Exchange Commission on October 1, 2003
                           Registration No. 333-88314

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       -----------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------

                        NATURAL GAS SERVICES GROUP, INC.
                 (Name of small business issuer in its charter)

            Colorado                       3533                    75-2811855
------------------------------ ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)


                           2911 South County Road 1260
                              Midland, Texas 79706
                                 (915) 563-3974
                         -------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                 Wayne L. Vinson
                           2911 South County Road 1260
                              Midland, Texas 79706
                                 (915) 563-3974
                         -------------------------------
           (Name, address and telephone number of agent for service)

                                   COPIES TO:
                              Thomas S. Smith, Esq.
                              Jones & Keller, P.C.
                            1625 Broadway, Suite 1600
                             Denver, Colorado 80202
                            Telephone: (303) 573-1600
                         -------------------------------

  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 2
                         to the Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

            PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 1, 2003


                        NATURAL GAS SERVICES GROUP, INC.


         We are offering 1,500,000 shares of our common stock to holders electing to exercise warrants issued as part of our initial public offering in October 2002. The 1,500,000 warrants sold to the public in our offering are exercisable at $6.25 per share. If all of the warrants are exercised, we will receive gross proceeds of $9,375,000.

         We also issued options to the underwriter of our initial public offering to purchase 150,000 shares of our common stock for $6.25 per share and to purchase warrants to purchase 150,000 shares of our common stock at $0.3125 per warrant. The underwriter subsequently transferred the options to the selling securityholders. Each warrant entitles the holders to purchase one share of our common stock for $7.8125 per share. If the options and warrants are exercised, we will receive gross proceeds of $2,156,250.

         Our common stock and public warrants trade on the American Stock Exchange under the symbols NGS and NGS.WS.

                           -------------------------

         You should carefully consider the risk factors beginning on page 6 before purchasing any of the securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------






              The date of this prospectus is _______________, 2003

                     ABOUT NATURAL GAS SERVICES GROUP, INC.

         We provide equipment and services to the natural gas and oil industry. We manufacture, fabricate, sell and lease natural gas compressors that enhance the production of oil and gas wells and we provide maintenance services for those compressors. We define a natural gas compressor as a mechanical device with one basic goal - to deliver gas at a pressure higher than that originally existing. It may be powered by a natural gas burning engine or an electric motor to accommodate different applications. Gas compression is undertaken to transport and distribute natural gas to pipelines. Pipeline pressures vary and with the addition of new wells to the pipeline, the need for compression increases. We also manufacture and sell flare tips and ignition systems for oil and gas plant and production facilities. We define a flare tip as a burner on the upper end of a flare stack that is designed to combust waste gases to assure a clean environment. An ignition system is a pilot light or a spark generator that assures continuous ignition of the waste gases going through the burner in the flare tip.

         We primarily lease natural gas compressors. As of June 30, 2003, we had 312 natural gas compressors under lease to third parties.

         We also fabricate natural gas compressors for our customers, designing compressors to meet unique specifications dictated by well pressures, production characteristics and particular applications for which compression is sought.

         We have established an exchange and rebuild program to attempt to help minimize costs and maximize revenue for our customers. Under the program, we work with maintenance and operating personnel of a customer to identify equipment for exchange. When we receive a compressor for exchange because of a maintenance problem, we deliver to our customer a replacement compressor at full price. We then rebuild the exchange compressor and credit our customer an amount based on the value of the rebuilt compressor. We also offer a retrofitting service by repackaging a customer's compressor with a compressor that meets our customer's changed conditions.

         We design, manufacture, install and service flare stacks and related ignition and control devices for onshore and offshore burning of gas compounds such as hydrogen sulfide, carbon dioxide, natural gas and liquefied petroleum gases.

         We have manufacturing and fabrication facilities located in Lewiston, Michigan, and Midland, Texas, where we manufacture and fabricate natural gas compressors. We design and manufacture natural gas flare systems, components and ignition systems in our facility in Midland, Texas, for use in oilfield, refinery and petrochemical plant applications.

         We currently provide our products and services to a customer base of oil and gas exploration and production companies operating primarily in Colorado, Kansas, Louisiana, Michigan, New Mexico, Oklahoma, Texas and Wyoming.

         We maintain our principal office at 2911 South County Road 1260, Midland, Texas 79706 and our telephone number is (915) 563-3974.

                             SUMMARY OF THE OFFERING


Securities offered by us....................... 1,500,000 shares of common stock
                                                issuable    upon   exercise   of
                                                warrants  that  are  held by the
                                                public  and are  exercisable  at
                                                $6.25  per  share  at  any  time
                                                prior to 5:00 p.m. (MST) October
                                                20, 2006.

Securities offered by
selling securityholders(1)..................... 300,000  shares of common  stock underlying options and warrants.

Common stock outstanding ...................... 5,022,181 shares.

Common stock to be outstanding if
all warrants and options are exercised......... 6,822,181 shares.(2)

Public Warrant Terms:
  Exercise price............................... $6.25 per share.
  Expiration date.............................. 5:00 p.m. (MST) October 20, 2006
  Redemption .................................. We may redeem the warrants  upon
                                                30 days' prior written notice at
                                                a price of $.25 per  warrant  if
                                                the closing  price of our common
                                                stock equals or exceeds $10.9375
                                                for 20 consecutive trading days.

Use of proceeds................................ We plan to use the net  proceeds from the exercise of the options
                                                and   warrants,   if  any,   for
                                                general  corporate  purposes and
                                                working capital.

American Stock Exchange symbols
  Common stock................................. NGS
  Warrants..................................... NGS.WS

Risk factors................................... Our  securities  involve  a high degree  of  risk  and  immediate
                                                dilution. Warrant holders should
                                                carefully  consider  all  of the
                                                factors set forth herein  before
                                                exercising   their  warrants  to
                                                purchase common stock.

-----------------
(1) There is no trading market for the selling securityholders' options or warrants and none is expected to develop. The options to purchase our shares of common stock and warrants cannot be exercised by the selling securityholders until October 21, 2003.

(2) Assumes all warrants and the selling securityholders' options are exercised.


Summary Consolidated Financial Data

         The following table  summarizes our financial data. You should refer to the consolidated  financial statements included elsewhere in this prospectus for
a  more  complete   description  of  our  financial  condition  and  results  of operations.



Consolidated Statement of                                                        For the Six Months
Income and Other Data (1):               For the Year Ended December 31.            Ended June 30.
                                         -------------------------------    -------------------------------
                                              2001              2002             2002              2003
                                         -------------     -------------    -------------     -------------
                                      (in thousands except per share data)
Revenue                                  $       8,762     $      10,297    $       5,120     $       5,565
Total costs of revenue                           4,942             5,572            2,806             2,586
                                         -------------     -------------    -------------     -------------

Gross profit                                     3,820             4,725            2,314             2,979

Income from operations                           1,199             1,841              932             1,084
Total other expense                               (503)             (471)            (313)             (329)
                                         -------------     -------------    -------------     -------------
Income  before  provision  for  income
     taxes                                         696             1,370              619               755
Total income tax expense                           314               584              280               322
                                         -------------     -------------    -------------     -------------
Net income                                         382               786              339               433
Preferred dividends                                 11               107               76                62
                                         -------------     -------------    -------------     -------------
Net income available to common
     shareholders                        $         371     $         679    $         263     $         371
                                         =============     =============    =============     =============

Per Common Share Data:
     Basic                               $         .11     $         .19    $         .08     $         .08
                                         =============     =============    =============     =============
     Diluted                             $         .11     $         .16    $         .06     $         .07
                                         =============     =============    =============     =============
Weighted Average Shares
of Common Stock Outstanding
     Basic                                   3,357,632         3,649,413        3,357,632         4,866,527
     Diluted                                 3,483,987         4,305,053        4,163,710         5,116,332






Consolidated Balance Sheet Data (1):
                                 December 31, 2002     June 30, 2003
                                 -----------------   -----------------
                                            (in thousands)

Current assets ..............    $           5,084   $           4,832
Total assets ................               23,937              26,990
Current liabilities..........                2,669               3,840
Shareholders' equity.........               13,001              13,572


Consolidated Statement of Cash
Flows:
                                                                           For the Six Months
                                   For the Year Ended December 31.             Ended June 30.
                                   -------------------------------    ------------------------------
                                       2001              2002             2002              2003
                                   -------------     -------------    -------------     -------------
                                                             (in thousands)

Cash flows provided by (used in)
operating activities ...........   $         840             2,206    $       1,278     $         536
Cash flow used in investment
activities .....................          (3,087)           (3,885)          (2,132)           (3,850)
Cash flow provided by financing
activities .....................           2,611             3,886              689             1,576


---------------------
(1)The financial information reflects the acquisition by us of the compression-related assets of Dominion Michigan on March 29, 2001. The purchase price was $8,000,000, of which $1,000,000 was paid at closing and the net balance was financed by Dominion Michigan. The operations and assets of Dominion Michigan that we acquired are included in our consolidated financial statements commencing on April 1, 2001.

                                  RISK FACTORS

         To inform investors of our future plans and objectives, this prospectus (and other reports and statements issued by us and our officers from time to time) contain certain statements concerning our future performance, intentions, objectives, plans and expectations that are or may be deemed to be "forward-looking statements." Our ability to do this has been fostered by the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement.

         You should carefully consider the following risks. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also impair our business.

         If any of the events described in the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading prices of our common stock or warrants could decline and you could lose all or part of your investment.

Our current debt is large and may negatively impact our current and future financial stability.

         As of June 30, 2003, we had an aggregate of approximately $10,365,000 of outstanding indebtedness, not including accounts payable, and accrued expenses of approximately $973,000. As a result of our significant indebtedness, we might not have the ability to incur any substantial additional indebtedness. The level of our indebtedness could have several important effects on our future operations, including:

         o        our  ability  to  obtain  additional   financing  for  working
                  capital, acquisitions, capital expenditures and other purposes may be limited;

         o a significant portion of our cash flow from operations may be dedicated to the payment of principal and interest on our debt, thereby reducing funds available for other purposes; and

         o our significant leverage could make us more vulnerable to economic downturns.

If we are unable to service our debt, we will likely be forced to take remedial steps that are contrary to our business plan.

         As of June 30, 2003, our debt service requirements on a monthly, quarterly and annual basis were $186,803, $560,404 and $2,241,636, respectively. It is possible that our business will not generate sufficient cash flow from operations to meet our debt service requirements and the payment of principal when due. If this were to occur, we may be forced to:

         o        sell assets at disadvantageous prices;

         o        obtain additional financing; or

         o refinance all or a portion of our indebtedness on terms that may be very unfavorable to us.

Our current bank loan contains covenants that limit our operating and financial flexibility and, if breached, could expose us to severe remedial provisions.

         Under the terms of the bank loan, we must:

         o        comply with a debt to asset ratio;

         o        maintain minimum levels of tangible net worth;

         o        not exceed specified levels of debt;

         o        comply with a cash flow to fixed charges ratio;

         o        comply with a debt to net worth ratio; and

         o        not incur additional debt over a specified amount.

         Our ability to meet the financial ratios and tests under our bank loan can be affected by events beyond our control, and we may not be able to satisfy those ratios and tests. A breach under either could permit the bank to accelerate the debt so that it is immediately due and payable. No further borrowings would be available under the credit facility. If we were unable to repay the debt, the bank could proceed against our assets.

Approximately 80% of our compressor leases are leased for terms of six months or less and, if terminated, would adversely impact our revenue and our ability to recover our initial equipment costs.

         Approximately 80% of our compressor leases are for terms of up to six months. There is a possibility that these leases could be terminated by lessees within short periods of time and that we may not be able to recover the cost of a compressor for which a lease is terminated.

The anticipated revenue from the affiliate of Dominion Michigan cannot be guaranteed.

         In connection with our acquisition of the compression-related assets of Dominion Michigan, an affiliate of Dominion Michigan committed to purchase compressors from us or enter into five year leases of compressors with us totaling five-thousand horsepower. If, for any reason, the affiliate does not fulfill this obligation to any material extent, our cash flow will be significantly reduced and we may not be able to pay the principal or interest on our debt as it becomes due.

We rely on one customer for a significant amount of our business and the loss of this customer could adversely affect our operating results and lower the price of our common stock.

         During the six months ended June 30, 2003, Dominion Exploration & Production, Inc. accounted for approximately 31% of our consolidated revenue. During the years ended December 2002 and 2001, Dominion Exploration accounted for approximately 30% and 26% of our consolidated revenue, respectively. The loss of Dominion Exploration as a customer could cause our operating results to fall below market analysts' expectations and lower the price of our common stock.

We are dependent on a few suppliers for some of our compressor components and the loss of one of these suppliers could cause a delay in the manufacturing of our compressors and reduce our revenue.

         We currently obtain approximately 32% of our compressor components from two suppliers. We order from these suppliers as needed and we have no long-term contracts with either supplier. If either of these suppliers should curtail its operations or be unable to meet our needs, we would encounter delays in supplying our customers with compressors until an alternative supplier, if any, could be found. Such delays in our manufacturing process could reduce our revenue and negatively impact our relationships with customers.

Decreased oil and gas industry expenditure levels would adversely affect our revenue.

         Our revenue is derived from expenditures in the oil and gas industry which, in turn, are based on budgets to explore for, develop and produce oil and natural gas. If these expenditures decline, our revenue will suffer. The industry's willingness to explore, develop and produce depends largely upon the prevailing view of future oil and gas prices. Many factors affect the supply and demand for oil and gas and, therefore, influence product prices including:

         o        the level of oil and gas production;

         o        the levels of oil and gas inventories;

         o        the expected cost of developing new reserves;

         o        the cost of producing oil and gas;

         o        the level of drilling activity;

         o        inclement weather;

         o        worldwide economic activity;

         o regulatory and other federal and state requirements in the United States;

         o        the  ability  of  the  Organization  of  Petroleum   Exporting
                  Countries to set and maintain production levels and prices for oil;

         o        terrorist activities in the United States and elsewhere;

         o        the cost of developing alternate energy sources;

         o        environmental regulation; and

         o        tax policies.

         If the demand for oil and gas decreases, then demand for our compressors likely will decrease.

The intense competition in our industry could result in reduced profitability and loss of market share for us.

         We sell or lease our products and sell our services in competitive markets. In most of our business segments, we compete with the oil and gas industry's largest equipment and service providers who have greater name recognition than we do. These companies also have substantially greater financial resources, larger operations and greater budgets for marketing, research and development than we do. They may be better able to compete in making equipment available quickly and more efficiently, meeting delivery schedules or reducing prices. As a result, we could lose customers and market share to those competitors. These companies may also be better positioned than us successfully to endure downturns in the oil and gas industry.

         Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better prices, features, performance or other competitive characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could harm our revenue and our business.

We might be unable to employ adequate technical personnel which could hamper our plans for expansion or increase our costs.

         Many of the compressors that we sell or lease are technically complex and often must perform in harsh conditions. We believe that our success depends upon our ability to employ and retain a sufficient number of technical personnel who have the ability to design, utilize, enhance and maintain these compressors. Our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, or cause an increase in the wage rates that we must pay, or both. If either of these events were to occur, our cost structure could increase and our operations and growth potential could be impaired.

If we do not develop, produce and commercialize new competitive technologies and products, our revenue may decline.

         The markets for natural gas compressor products and services and for flare systems, ignition systems and components for plant and production facilities are characterized by continual technological developments. As a result, substantial improvements in the scope and quality of product function and performance can occur over a short period of time. If we are not able to develop commercially competitive products in a timely manner in response to changes in technology, our business and revenue may be adversely affected.

         We may encounter financial constraints or technical or other difficulties that could delay introduction of new products and services in the future. Our competitors may introduce new products before we do and achieve a competitive advantage.

         Additionally, the time and expense invested in product development may not result in commercial applications that provide revenue. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

We are subject to extensive environmental laws and regulations that could require us to take costly compliance actions that could harm our financial condition.

         Our manufacturing and maintenance operations are significantly affected by stringent and complex federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. In these operations, we generate and manage hazardous wastes such as solvents, thinner, waste paint, waste oil, washdown wastes, and sandblast material. We attempt to use generally accepted operating and disposal practices and, with respect to acquisitions, will attempt to identify and assess whether there is any environmental risk before completing an acquisition. Based on the nature of the industry, however, hydrocarbons or other wastes may have been disposed of or released on or under properties owned, leased, or operated by us or on or under other locations where such wastes have been taken for disposal. The wastes on these properties may be subject to federal or state environmental laws that could require us to remove the wastes or remediate sites where they have been released. We could be exposed to liability for cleanup costs, natural resource and other damages as a result of our conduct or the conduct of, or conditions caused by, prior operators or other third parties. Environmental laws and regulations have changed in the past, and they are likely to change in the future. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

         Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could harm our operations and financial condition, including the:

         o        issuance of administrative, civil and criminal penalties;

         o        denial or revocation of permits or other authorizations;

         o        reduction or cessation in operations; and

         o        performance   of  site   investigatory,   remedial   or  other
                  corrective actions.

We could be subject to substantial liability claims that could harm our financial condition.

         Our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations.

         While we maintain insurance coverage, we face the following risks under our insurance coverage:

         o we may not be able to continue to obtain insurance on commercially reasonable terms;

         o we may be faced with types of liabilities that will not be covered by our insurance, such as damages from significant product liabilities and from environmental contamination;

         o the dollar amount of any liabilities may exceed our policy limits; and

         o we do not maintain coverage against the risk of interruption of our business.

         Any claims made under our policy will likely cause our premiums to increase. Any future damages caused by our products or services that are not covered by insurance, are in excess of policy limits or are subject to substantial deductibles, would reduce our earnings and our cash available for operations.

Liability to customers under warranties may materially and adversely affect our earnings.

         We provide warranties as to the proper operation and conformance to specifications of the equipment we manufacture. Our equipment is complex and often deployed in harsh environments. Failure of this equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be materially and adversely affected.

Loss of key members of our management could adversely affect our business while we attempt to find their replacements.

         We depend on the continued employment and performance of Wayne L. Vinson, our President and the President of Rotary Gas Systems, Scott W. Sparkman, our Secretary and the Executive Vice President of NGE Leasing, Earl R. Wait, our Treasurer and Chief Financial Officer, and other key members of our management. If any of our key managers resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations could be materially adversely affected. We do not maintain any "key man" life insurance for any of our officers, except for policies totaling $1,500,000 on the life of Wayne L. Vinson. We are the beneficiary of these policies.

We are reliant on our current customers for future cash flows and the loss of one or more of our current customers could adversely affect our results of operations.

         Our business is dependent not only on securing new customers but also on maintaining current customers. Dominion Exploration & Production, Inc., an affiliate of Dominion Resources, Inc., accounted for approximately 31%, approximately 30% and approximately 26% of our consolidated revenue during the six months ended June 30, 2003 and for the years ended December 31, 2002 and December 31, 2001, respectively. The loss of one or more of our significant customers would have an adverse effect on our revenue and results of operations.

Provisions contained in our governing documents could hinder a change in our control.

         Our articles of incorporation and bylaws contain provisions that may discourage acquisition bids and may limit the price investors are willing to pay for our common stock and warrants. Our articles of incorporation and bylaws provide that:

         o        directors   will  be  elected  for  three-year   terms,   with
                  approximately one-third of the board of directors standing for election each year;

         o cumulative voting is not allowed, which limits the ability of minority shareholders to elect any directors;

         o the unanimous vote of the board of directors or the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all shares entitled to vote in the election of directors is required to change the size of the board of directors; and

         o directors may only be removed for cause by holders of not less than 80% of the votes entitled to be cast on the matter.

         Our board of directors has the authority to issue up to five million shares of preferred stock. The board of directors can fix the terms of the preferred stock without any action on the part of our shareholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. In addition, preferred stock could be used in connection with the board of director's adoption of a shareholders' rights plan (also known as a poison pill), which would make it much more difficult to effect a change in control of us through acquiring or controlling blocks of our stock. Also, after completion of this offering, our directors and officers as a group will continue to beneficially own stock. Although this is not a majority of our stock, it confers substantial voting power in the election of directors and management of us. This would make it difficult for other minority shareholders to effect a change in control or otherwise extend any significant control over our management. This may adversely affect the market price and interfere with the voting and other rights of our common stock.

If our common stock does not trade for a certain price per share, our preferred stock will not automatically convert into our common stock.

         Our currently outstanding 343,654 shares of 10% Convertible Series A Preferred Stock will automatically convert into shares of our common stock if our common stock trades at or above $6.50 per share for 20 consecutive trading days. Until such event occurs, we will be required to:

         o        continue to pay the preferred stock dividend;

         o permit the preferred stock holders to vote as a separate class where required by Colorado law; and

         o pay the holders of preferred stock a preference upon our liquidation.

         The same consequences would likely result from any additional preferred stock that our board of directors may authorize for issuance in the future, as well as additional rights and preferences that could be included in the terms of the preferred stock.

We have a comparatively low number of shares of common stock outstanding and, therefore, our common stock may suffer from limited liquidity and its prices will likely be volatile and its value may be adversely affected.

         Because the number of freely transferable shares of our common stock is low, the trading price of our common stock will likely be subject to significant price fluctuations and limited liquidity. This may adversely affect the value of your investment. In addition, our common stock price could be subject to fluctuations in response to variations in quarterly operating results, changes in management, future announcements concerning us, general trends in the industry and other events or factors as well as those described above.

We must evaluate our intangible assets annually for impairment.

         Our intangible assets are recorded at cost less accumulated amortization and consist of goodwill and patent costs. Through December 31, 2001, goodwill was amortized using the straight-line method over 15 years and patent costs were amortized over 13 to 15 years.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." FAS 142 provides that: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. In the event that we determine our intangible assets with indefinite lives have been impaired, we must record a write-down of those assets on our statement of operations during the period of impairment. Our determination of impairment will be based on various factors, including any of the following factors, if they materialize:

         o significant under performance relative to expected historical or projected future operating results;

         o significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

         o        significant negative industry or economic trends;

         o        significant decline in our stock price for a sustained period;
                  and

         o        our market capitalization relative to net book value.

         We adopted FAS 142 as of January 1, 2002. Based on independent valuations in June 2003 and 2002 of our reporting units with goodwill, adoption of FAS 142 has not had a material adverse effect on us through at least 2003. In the future it could result in impairments of our intangible assets or goodwill. We expect to continue to amortize our intangible assets with finite lives over the same time periods as previously used, and we will test our intangible assets with indefinite lives for impairment at least once each year. In addition, we are required to assess the consumptive life, or longevity, of our intangible assets with finite lives and adjust their amortization periods accordingly. Our net intangible assets were recorded on our balance sheet at approximately $2,730,000 as of December 31, 2002, and we expect the carrying value of net intangible assets will increase significantly if we acquire additional businesses. Any impairments in future periods of those assets, or a reduction in their consumptive lives, could materially and adversely affect our statement of operations and financial position.

                                 USE OF PROCEEDS

         If all warrants and options were exercised, we would receive about $11,464,375 million net of legal, accounting, printing and other offering costs.

         We intend to use any proceeds received from the exercise of our warrants and options for general corporate purposes and working capital.

         Pending the uses described above, we will invest the proceeds in short-term, government, government guaranteed or investment grade securities.

                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock. It is our current policy not to pay cash dividends on our common stock. Any payment of cash dividends in the future will be dependent upon:

         o our financial condition, results of operations, current and anticipated cash requirements;
         o restrictions on the payment of dividends under the terms of our debt obligations and any future financing arrangements;
         o        our plans for expansion;

as well as other factors that our Board of Directors deems relevant.

         We have 343,654 shares of our 10% Convertible Series A Preferred Stock outstanding. Holders of that stock are entitled to cash dividends paid quarterly at a rate equal to 10% per annum or $0.325 per share annually. The 10% Convertible Series A Preferred stock will automatically convert into our common stock at any time if our common stock trades for 20 consecutive trading days at a price of $6.50 or more per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following consolidated selected financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of income data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2002 are derived from our consolidated financial statements which have been audited by Hein + Associates LLP, our independent auditors, as indicated in their report included herein. The data as of and for the six months ended June 30, 2002 and 2003 have been derived from our unaudited financial statements which, in our opinion, contain all normal, recurring adjustments needed for the fair presentation of results for such periods. With respect to the unaudited interim consolidated financial information for the six months ended June 30, 2002 and 2003 included herein, the independent certified public accountants have not audited such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information. The selected financial data provided below is not necessarily indicative of our future results of operations or financial performance.


Consolidated Statement of Income and                                              For the Six Months
Other Data (1):                          For the Year Ended December 31.            Ended June 30.
                                         -------------------------------    -------------------------------
                                              2001              2002             2002              2003
                                         -------------     -------------    -------------     -------------
                                      (in thousands except per share data)
Revenue                                  $       8,762     $      10,297    $       5,120     $       5,565
Total costs of revenue                           4,942             5,572            2,806             2,586
                                         -------------     -------------    -------------     -------------

Gross profit                                     3,820             4,725            2,314             2,979

Income from operations                           1,199             1,841              932             1,084
Total other expense                               (503)             (471)            (313)             (329)
                                         -------------     -------------    -------------     -------------
Income  before  provision  for  income
     taxes                                         696             1,370              619               755
Total income tax expense                           314               584              280               322
                                         -------------     -------------    -------------     -------------
Net income                                         382               786              339               433
Preferred dividends                                 11               107               76                62
                                         -------------     -------------    -------------     -------------
Net income available to common
     shareholders                        $         371     $         679    $         263     $         371
                                         =============     =============    =============     =============

Per Common Share Data:
     Basic                               $         .11     $         .19    $         .08     $         .08
                                         =============     =============    =============     =============
     Diluted                             $         .11     $         .16    $         .06     $         .07
                                         =============     =============    =============     =============
Weighted Average Shares
of Common Stock Outstanding
     Basic                                   3,357,632         3,649,413        3,357,632         4,866,527
     Diluted                                 3,483,987         4,305,053        4,163,710         5,116,332


Consolidated Balance Sheet Data (1):

                                   December 31, 2002     June 30, 2003
                                   -----------------   -----------------
                                              (in thousands)
Current assets ..............      $           5,084   $           4,832
Total assets ................                 23,937              26,990
Current liabilities..........                  2,669               3,840
Shareholders' equity.........                 13,001              13,572


Consolidated Statement of Cash Flows (1):

                                                                                                 For the Period
                                                       For the Year Ended December 31             Ended June 30
                                                       ------------------------------    ------------------------------
                                                            2001             2002             2002             2003
                                                       -------------    -------------    -------------    -------------
Cash flow provided by (used in operating activities)   $         840    $       2,206    $       1,278    $         536
Cash flow used in investment activities                       (3,087)          (3,885)          (2,132)          (3,850)
Cash flow provided by financing activities                     2,611            3,886              689            1,576

-------
(1) The financial information reflects the acquisition by us of the compression-related assets of Dominion Michigan on March 29, 2001. The purchase price was $8,000,000, of which $1,000,000 was paid at closing and the net balance was financed by Dominion Michigan. The operations and assets of Dominion Michigan that we acquired are included in our consolidated financial statements commencing on April 1, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The  following  discussion  should  be read  in  conjunction  with  the consolidated financial statements and attached notes thereto and the other financial information included elsewhere in this Prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under the section entitled "Risk Factors" and elsewhere in this Prospectus.

Overview

         We combine the operations of Rotary Gas Systems, NGE Leasing and Great Lakes Compression. These entities provide products and services to the oil and gas industry and are engaged in (1) the manufacture, sale and rental of natural gas compressors to enhance the productivity of oil and gas wells, and (2) the manufacture, sale and rental of flares and flare ignition systems for plant and production facilities. We are the parent company and provide administrative and management support and, therefore, have expenses associated with that activity.

         We acquired the compression related assets of Great Lakes from Dominion Michigan on March 29, 2001. This acquisition significantly increased the number of compressor units that we own and service and thereby increased our revenue and operating income beginning April 1, 2001.


Results of Operations

 Six Months Ended June 30, 2003. Compared to the Six Months Ended June 30, 2002.
                                                                            Natural Gas
         (in thousands)            Rotary          NGE       Great Lakes      Services
                                    Gas          Leasing     Compression       Group          Total
                                -----------    -----------   -----------    -----------    -----------
        Six Months Ended
         June 30, 2003
Revenue                         $     1,200    $     2,070   $     2,295    $      --      $     5,565
Inter-segment revenue                 2,744             35             8           --            2,787
Gross margin                            479          1,554           946           --            2,979
Selling, general and
administrative
expense                                 460             86           135            434          1,115
Depreciation and amortization
expense                                  70            379           319             12            780
Operating income (loss)                 (51)         1,089           492           (446)         1,084
Interest expense                          3            224            89             13            329
Other income or (expense)              --                9            (9)          --             --
Provision for income tax               --             --            --              322            322
                                -----------    -----------   -----------    -----------    -----------
Net Income (loss)               $       (54)   $       874   $       394    $      (781)   $       433
                                ===========    ===========   ===========    ===========    ===========

        Six Months Ended
         June 30, 2002
Revenue                         $     1,571    $     1,059   $     2,490    $      --      $     5,120
Inter-segment revenue                 3,046           --            --             --            3,046
Gross margin                            656            761           897           --            2,314
Selling, general and
administrative
expense                                 398             80           126            240            844
Depreciation and amortization
expense                                  59            189           270             20            538
Operating income  (loss)                199            492           501           (260)           932
Interest expense                          4            186           313             20            523
Equity in earnings from joint
venture                                --              208          --             --              208
Other income or (expense)                 1              1          --             --                2
Provision for income tax               --             --            --              280            280
                                -----------    -----------   -----------    -----------    -----------
Net income (loss)               $       196    $       515   $       188    $      (560)   $       339
                                ===========    ===========   ===========    ===========    ===========

--------------------------------------------------------------------------------

         Rotary Gas Systems Operations

         Revenue from outside sources decreased 24% or $371,000 for the six months ended June 30, 2003, as compared to the same period ended June 30, 2002. Because our products are custom-built, fluctuations in revenue from outside sources are expected. This decrease was mainly the result of a reduction in the sale of flare units to third parties.

         The gross margin percentage decreased from 42% for the six months ended June 30, 2002, to 40% for the same period ended June 30, 2003. The cost of revenue is comprised of expenses associated with service, parts and manufacturing expenses. This decrease resulted mainly from a change in the product mix.

         Selling, general and administrative expense increased $62,000 or 16% for the six months ended June 30, 2003, as compared to the same period ended June 30, 2002. This was mainly the result of the addition of new salesmen in the Farmington, New Mexico and West Texas areas.

         Depreciation expense increased 19% or $11,000 for the six months ended June 30, 2003, as compared to the same period ended June 30, 2002. This increase was mainly due to the purchase of additional sales vehicles, shop and office equipment.

         There was a decrease of $1,000 in interest expense for the six months ended June 30, 2003, as compared to the same period ended June 30, 2002, mainly due to the reduction in loan balances on vehicles.

         NGE Leasing Operations

         Revenue from our rental of natural gas compressors increased 95% for the six months ended June 30, 2003, as compared to the same period in 2002. This increase is the result of units added to our rental fleet. From June 30, 2002, to June 30, 2003, we added 137 gas compressor units to our rental fleet, which included the 28 units we purchased from Hy-Bon on March 31, 2003. The operations from the Joint Venture, which were previously accounted for using the equity method, have been consolidated beginning January 1, 2003. The earnings from the units purchased from Hy-Bon is included in our consolidated earnings beginning April 1, 2003.

         The gross margin percentage increased from 72% for the six months ended June 30, 2002, to 75% for the same period ending 2003. This increase mainly resulted from a slight reduction in the maintenance expenses associated with the compressor units and also additional revenue recognized from the sale of our irrigation pump engines.

         Selling, general and administrative expense increased $6,000 or 8% for the six months ended June 30, 2003, as compared to the same period in 2002. This was mainly the result of an increase in sales commissions from increased rental revenue.

         Depreciation expense increased 101% or $190,000 for the six months ended June 30, 2003, as compared to the same period ended June 30, 2002. This increase was the result of new gas compressor rental units being added to the rental fleet during the period.

         There was an increase in interest expense of 20% from $186,000 for the six months ended June 30, 2002, to $224,000 for the same period ended June 30, 2003. This is mainly as a result of an increase in bank debt used to purchase equipment for the rental fleet.

         Great Lakes Compression

         Revenue decreased 8% for the six months ended June 30, 2003, compared to the same period in 2002. This decrease resulted from a decrease in the sales of compressor units to third parties. In the period ended June 30, 2002, we had unit sales of approximately $501,000 to third parties while in the same period 2003 we had no unit sales to third parties. At the same time our rental revenue increased 5% and our parts sales increased 2%. Because our compressor units are custom-built, fluctuations in revenue from outside sources are expected.

         The gross margin percentage increased from 36% for the six months ended June 30, 2002, to 41% for the same period in 2003. The cost of revenue is comprised of expenses associated with the maintenance of the gas compressor rental activity, service, parts and manufacturing expenses. This increase resulted mainly from a change in the sales product mix.

         Selling, general and administrative expense increased by 7% or $9,000 for the six months ended June 30, 2003, as compared to the same period in 2002. This is mainly the result of an increase in selling expense.

                  Depreciation expense increased from $270,000 for the six months ended June 30, 2002, to $319,000 for the same period ended June 30, 2003. The increase is the result of equipment that was added to the rental fleet and the replacement of several service vehicles.

         There was a decrease in interest expense of 72% from $313,000 for the six months ended June 30, 2002, to $89,000 for the six months ended June 30, 2003. This decrease resulted from a reduction of the debt owed to Dominion Michigan. Part of the proceeds from our initial public offering was used to reduce debt in the amount of $3,452,464 and our bank financed the remaining balance of $3,500,000 at a more favorable interest rate.

         Natural Gas Services Group

         Selling, general and administrative expense increased 81% from $240,000 for the six months ended June 30, 2002, as compared to $434,000 for the same period ended June 30, 2003. This was mainly the result of the added expense for being a publicly held company such as legal fees, auditor fees, underwriters and public relations fees.

         Amortization and depreciation expense decreased 40% from $20,000 for the six months ended June 30, 2002, to $12,000 for the same period ended June 30, 2003. This mainly resulted from vehicles that were moved to our subsidiary, Great Lakes Compression.

         Interest expense decreased 35% from $20,000 for the six months ended June 30, 2002, to $13,000 for the same period ended June 30, 2003. This decrease resulted from a reduction in the interest rate and from bank notes for vehicles moved to our subsidiary.


         Provision  for income tax is  accounted  for on a  consolidated  basis.
Therefore, the tax for all companies is included in the provision for income tax for Natural Gas Services Group Inc. Income tax expense increased $42,000 or 15%, which is consistent with and pursuant to changes in state and federal tax statutes and the increase in net taxable income.

Fiscal Year Ended  December 31, 2002 Compared to Fiscal Year Ended  December 31,
2001 (in thousands)

                                                                    Great Lakes   Natural Gas
                                                                    Compression    Services
                                        Rotary Gas    NGE Leasing       (1)          Group          Total
                                        -----------   -----------   -----------   -----------    -----------
Twelve Months Ended December 31, 2002
Revenue                                 $     3,298   $     2,319   $     4,680   $      --      $    10,297
Gross margin                                  1,329         1,669         1,727          --            4,725
Selling, general and
administrative
expense                                         791           161           268           497          1,717
Depreciation                                    122           439           558            47          1,166
Interest expense                                  9           392           537            38            976
Other income                                      4            15          --            --               19
Equity in earnings from joint
venture                                        --             485          --            --              485
                                        -----------   -----------   -----------   -----------    -----------
Net income before income taxes          $       411   $     1,177   $       364   $      (582)   $     1,370
                                        ===========   ===========   ===========   ===========    ===========


Twelve Months Ended December 31, 2001
Revenue                                 $     3,841   $     1,519   $     3,402   $      --      $     8,762
Gross margin                                  1,231         1,076         1,513          --            3,820
Selling, general and
administrative
expense                                         962           234           297           225          1,718
Depreciation                                    104           252           423           124            903
Interest expense                                  4           395           489            36            924
Other income                                     19           130             3            45            197
Equity in earnings from joint
venture                                        --             224          --            --              224
                                        -----------   -----------   -----------   -----------    -----------
Net income before income taxes          $       180   $       549   $       307   $      (340)   $       696
                                        ===========   ===========   ===========   ===========    ===========

-----------------------------------------

(1) We purchased the compression related assets of Great Lakes from Dominion Michigan on March 29, 2001. Therefore, the information for the period ending March 31, 2001, is not included.

Rotary Gas Systems Operations

         Revenue from outside sources decreased from $3,841,000 to $3,298,000, or approximately 16%, for the twelve months ended December 31, 2001 compared to the same period ended December 31, 2002. Because our products are custom-built, fluctuations in revenue from outside sources are expected. Our main focus is to build our rental fleet and associated lease revenue in NGE Leasing, which in the long term is believed to be more profitable and have a more stable cash flow. For the year ended December 31, 2002, approximately 76% of our plant output was used to build gas compressors for NGE Leasing. We feel that our plant capacity is achievable in the foreseeable future by adding personnel and using the Great Lakes Compression facility if an overrun occurs.

         Our gross margin percentage increased to 40% for the year ended December 31, 2002, from 32% for the same period ended December 31, 2001. The increase resulted mainly from a change in our product mix. Specifically, a greater part of sales during the period ending December 31, 2002, included flares, parts and rebuilds, which normally have a higher margin than gas compressors and service. It is notable that the margin on our individual compressors can vary because they are normally custom designed and manufactured.

         Selling, general and administrative expense decreased from $962,000, to $791,000 for the year ended December 31, 2002, as compared to the same period ended December 31, 2001. This was mainly the result of the reduction of selling expenses related to the discontinuance of our air compressor line. We discontinued this air compressor line in the development stage in order to concentrate on our main product, gas compression.

         Depreciation expense increased to $122,000 for the year ended December 31, 2002, compared to $104,000 for the year ended December 31, 2001. This increase was mainly due to the purchase of additional vehicles, shop and office equipment.

         There was a $5,000 increase in interest expense for the year ended December 31, 2002 compared to the same period ended December 31, 2001. This increase was mainly due to financing the purchase of additional vehicles.

NGE Leasing Operations

         Revenue from rental of natural gas compressors increased 52% for the year ended December 31, 2002, compared to the same period in 2001. This increase is the result of the increase in our rental fleet of which 96 new compressors were added during the year ended December 31, 2002, as compared to the addition of 43 during the year ended December 31, 2001. Rotary Gas Systems manufactured the compressors.

         The gross margin percentage increased 1% from 70% for the year ended December 31, 2001 to 71% for the same period in 2002. The cost of revenue is comprised mainly of expenses associated with the maintenance of the gas compressor rental activity.

         Selling, general and administrative expense decreased from $234,000 in the year December 31, 2001 to $161,000 for the year ended December 31, 2002. This was mainly the result of a decrease in legal and insurance expense.

         Depreciation expense increased 74% from $252,000 from the year ended December to $439,000 for the year ended December 31, 2002. This increase was the result of new gas compressor rental units being added to the rental fleet during the period.

         There was a decrease in interest expense of $3,000 for the year ended December 31, 2002 as compared to the same period ended in 2001.

         Equity in earnings from joint venture increased 116% from $224,000 during the year ended December 31, 2001 to $485,000 during the year ended December 31, 2002. This joint venture, called Hy-Bon Rotary Compression, LLC, served a mutual area of interest in which we contributed gas compressor units for rental. The increase is due to net profits associated with the additional units leased in 2002 as compared to 2001.

Great Lakes Compression

         We acquired the compression-related assets of Great Lakes Compression from Dominion Michigan as of March 29, 2001. Therefore, there is no historical comparative data for the year ended December 31, 2001.

Natural Gas Services Group

         Selling, general and administrative expense increased to $497,000 for the year ended December 31, 2002 from $225,000 for the year ended December 31, 2001, an increase of 121%. This was mainly the result of an added expense for warrants granted to certain officers and directors as consideration for their guarantee of restructured corporate bank debt, an increase in accrual for officer bonuses normally paid at year end, and additional cost incurred for our public offering and for public relations expenses.

         Amortization and depreciation expense decreased from $124,000 for the year ended December 31, 2001 to $47,000 for the year ended December 31, 2002, a decrease of 62%. This decrease was mainly the result of changes in the accounting method for amortizing goodwill.

         Interest expense increased to $38,000 from $36,000 for the year ended December 31, 2002 compared to the same period ended December 31, 2001, a 6% increase. This increase was the result of financing the purchase on three new service vehicles.

Critical Accounting Policies and Practices

         We have identified the policies below as critical to our business operations and the understanding of our results of operations. In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

         Our critical accounting policies are as follows:

         o        revenue recognition;

         o        estimating the allowance for doubtful accounts;

         o        accounting for income taxes;

         o        valuation of long-lived  and  intangible  assets and goodwill;
                  and

         o        valuation of inventory.

Revenue recognition

         We recognize revenue from sales of compressors or flare systems at the time of shipment and passage of title when collectability is reasonably assured. We also offer certain of our customers the right to return products that do not function properly within a limited time after delivery. We continuously monitor and track such product returns and we record a provision for the estimated amount of such future returns, based on historical experience and any notification we receive of pending returns. While such returns historically have been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same return rates that we have in the past. Any significant increase in product failure rates and the resulting credit returns could have a material adverse impact on our operating results for the period or periods in which such returns occur.

         When product is billed to customers based on contractual agreements, but has not yet been shipped, payments are recorded as deferred revenue, pending shipment.

         Rental and lease revenue are recognized over the terms of the respective lease agreements based upon the classification of the lease.

         Service and maintenance revenue is recognized as service is provided or over the term of the agreement, as applicable.

Allowance for doubtful accounts receivable

         We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Since our accounts receivable are concentrated in approximately three customers at December 31, 2002, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectability of our accounts receivables and our future operating results.

Accounting for income taxes

         As part of the process of preparing our consolidated financial statements, we are required to estimate our Federal income taxes as well as income taxes in each of the states in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense in the tax provision in the statement of operations.

         Significant   management   judgment  is  required  in  determining  our
provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

Valuation of long-lived and intangible assets and goodwill

         We assess the impairment of identifiable intangibles, long-lived assets and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

         o significant underperformance relative to expected historical or projected future operating results;

         o significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and




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

         o        significant negative industry or economic trends.

         When we determine that the carrying value of intangibles, long-lived assets and related goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

         In 2002, Statement of Financial Accounting Standards ("FAS") No. 142, "Goodwill and Other Intangible Assets" became effective and as a result, we ceased to amortize approximately $2.6 million of goodwill as of January 1, 2002. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. Based upon valuations we obtained in June 2003 and 2002 of our reporting units with goodwill, we have not recorded an impairment charge.

Inventories

         We value our inventory at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements.

Recently Issued Accounting Pronouncements

         In June 2001, the Financial Accounting Statement Board, or FASB, approved for issuance Statement of Accounting Shareholders, or FAS 143, Asset Retirement Obligations. FAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including 1) the timing of the liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability and 5) financial statement disclosures. FAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. We adopted the statement on January 1, 2003, as required. The adoption of this statement did not have a material effect on our financial position, results of operations, or cash flows.

         In October 2001, the FASB approved FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 replaces FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. FAS requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. FAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of FAS 144 apply to us effective January 1, 2003. The adoption of this statement did not have a material effect on our financial position, results of operations, or cash flows.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146. FAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by FAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. FAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of FAS 146 did not have a material effect on our financial position or results of its operations.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No.148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123, or FAS 123. For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under FAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption, the prospective method. The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented, retroactive restatement method, or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards, modified prospective method. For fiscal years beginning December 15, 2003, the prospective method will no longer be allowed. We currently account for stock-based compensation using the intrinsic value method as proscribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and plan on continuing using this method to account for stock options; therefore, we do not intend to adopt the transition requirements as specified in FAS 148. We adopted the disclosure requirements as of December 31, 2002.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Statement of Financial Accounting Standards No. 150, establishes standards of how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard is not expected to have a material effect on our consolidated financial statements.

Seasonality and Economic Conditions

         Our sales are affected by the timing of planned development and construction projects by energy industry customers.

         We do not believe that inflation had a material impact upon our results of operations during the six months ended June 30, 2003, or during the years ended December 31, 2002 and 2001.

Liquidity and Capital Resources

         We have funded our operations through public and private offerings of our common and preferred stock, subordinated debt and bank debt. Proceeds were primarily used to pay debt and to fund the manufacture and fabrication of additional units for our rental fleet of gas compressors.

         At June 30, 2003, we had cash and cash equivalents of $976,004, working capital of $992,135 and non-subordinated debt of $8,987,898, of which $2,278,951 was classified as current. We had net cash flow from operating activities of $536,246 during the first six months of 2003. This was primarily from net income of $433,035 plus depreciation and amortization of $779,555, an increase in accounts payable and accrued liabilities of $270,867, an increase in deferred taxes of $321,573 and an increase in deferred income of $270,446, offset by an increase in inventory of $746,248 and accounts receivable of $836,812.

         On October 24, 2002, we paid off the note of $6,952,464 payable to Dominion Michigan, used for the acquisition of the compression related assets of Great Lakes Compression. $3,452,464 of the funds to pay the note came from the proceeds of our initial public offering, and $3,500,000 came from additional bank financing to be amortized over 60 months at prime plus 1%.

         We entered into a new loan agreement with our bank, dated as of March 26, 2003. This included new borrowing of $2,150,000 in the form of a term loan with monthly principal payments of $35,833 with interest at 1% over prime but not less than 5.25% for 60 months. The proceeds from this new borrowing were used to purchase the 28 gas compressors from Hy-Bon. The new loan agreement also included the renewal of our line of credit for $750,000 with interest at 1% over prime for one year. We have not drawn from the line of credit as of June 30, 2003.

         Funds from the initial public offering, which closed on October 24, 2002, will permit us to actively pursue adding gas compressors to our rental fleet. We expect to fund additional rental units through the use of the offering proceeds, additional bank debt and cash flow from operations.







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

         A summary of the use of proceeds from our initial public offering as of June 30, 2003, is as follows:


         o        $3,458,464 to reduce indebtedness;

         o $2,577,870 for the manufacture of gas compressors placed in our rental fleet; and

         o $492,836 in temporary investments consisting of a bank money market account.


Market Risk

         We significantly rely upon debt financing provided by various financial institutions. Most of these instruments contain interest provisions that are at least a percentage point above the published prime rate. This creates a vulnerability to us relative to the movement of the prime rate. Should the prime rate increase, our cost of funds will increase and affect our ability to obtain additional debt. We have not engaged in any hedging activities to offset such risks.


                                    BUSINESS

History and Organization

         We were incorporated on December 17, 1998 and initially operated as a holding company of Flare King, Inc., Hi-Tech Compressor Company, L.C., NGE Leasing, Inc. and CNG Engines Company. In July 2000, Flare King and Hi-Tech merged and now operate as Rotary Gas Systems, Inc. Effective March 31, 2000, we sold CNG.

         On March 29, 2001, we acquired, through our subsidiary, Great Lakes Compression, Inc., all of the compression-related assets of Dominion Michigan Petroleum Services, Inc., an unaffiliated company that is a subsidiary of
Dominion Resources, Inc. and that was in the business of manufacturing, fabricating, selling, leasing and maintaining natural gas compressors. As a part of the transaction, an affiliate of Dominion Michigan committed to purchase or to enter into five year leases for compressors totaling five thousand horsepower. The purchases or leases are to be made by December 31, 2005.

         On October 24, 2002, we closed our initial public offering pursuant to a registration statement that was declared effective on October 21, 2002. In the offering, we sold a total of 1,500,000 shares of our common stock and warrants to purchase 1,500,000 shares of our common stock at a total of $5.25 per share and warrant for an aggregate amount $7,875,000. After deducting the total expenses of the offering, we received net offering proceeds of approximately $6,529,170.

         On March 27, 2003, we acquired 28 compressor packages from Hy-Bon Engineering Company, Inc. for $2,150,000.

Company Business

Overview

         We provide equipment and services to the natural gas and oil industry. We manufacture, fabricate, sell and lease natural gas compressors that enhance the production of oil and gas wells and we provide maintenance services for those compressors. We define a natural gas compressor as a mechanical device with one basic goal - to deliver gas at a pressure higher than that originally existing. It may be powered by a natural gas burning engine or an electric motor to accommodate different applications. Gas compression is undertaken to transport and distribute natural gas to pipelines. Pipeline pressures vary and with the addition of new wells to the pipeline, the need for compression increases. We also manufacture and sell flare tips and ignition systems for oil and gas plant and production facilities. We define a flare tip as a burner on the upper end of a flare stack that is designed to combust waste gases to assure a clean environment. An ignition system is a pilot light or a spark generator that assures continuous ignition of the waste gases going through the burner in the flare tip.

         We primarily lease natural gas compressors. As of June 30, 2003, we had 354 natural gas compressors under lease to third parties.

         We also fabricate natural gas compressors for our customers, designing compressors to meet unique specifications dictated by well pressures, production characteristics and particular applications for which compression is sought.

         We have established an exchange and rebuild program to attempt to help minimize costs and maximize revenue for our customers. Under the program, we work with maintenance and operating personnel of a customer to identify equipment for exchange. When we receive a compressor for exchange because of a maintenance problem, we deliver to our customer a replacement compressor at full price. We then rebuild the exchange compressor and credit our customer an amount based on the value of the rebuilt compressor. We also offer a retrofitting service by repackaging a customer's compressor with a compressor that meets our customer's changed conditions.

         We design, manufacture, install and service flare stacks and related ignition and control devices for onshore and offshore burning of gas compounds such as hydrogen sulfide, carbon dioxide, natural gas and liquefied petroleum gases.

         We have manufacturing and fabrication facilities located in Lewiston, Michigan, and Midland, Texas, where we manufacture and fabricate natural gas compressors. We design and manufacture natural gas flare systems, components and ignition systems in our facility in Midland, Texas, for use in oilfield, refinery and petrochemical plant applications.

         We currently provide our products and services to a customer base of oil and gas exploration and production companies operating primarily in Colorado, Kansas, Louisiana, Michigan, New Mexico, Oklahoma, Texas and Wyoming.




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

         We maintain our principal office at 2911 South County Road 1260, Midland, Texas 79706 and our telephone number is (915) 563-3974.

Industry Background

         Our products and services are related to the oil and natural gas industries. The oil and natural gas industry is comprised of several large, well-capitalized companies accounting for the majority of the market. There also exist a large number of small privately held companies making up the remainder of the market. According to information from the Energy Information Administration there is a growing demand for natural gas in this country.

         We believe that there will continue to be a growing demand for natural gas. Because of this, demand for our products and services is expected to continue to rise as a result of:

         o the increasing demand for energy, both domestically and abroad;

         o environmental considerations which provide strong incentives to use natural gas in place of other carbon fuels;

         o the cost savings of using natural gas rather than electricity for heat generation;

         o implementation of international environmental and conservation laws;

         o        the aging of producing natural gas reserves worldwide; and

         o        the extensive supply of undeveloped natural gas reserves.

         By using a compressor, the operator of a natural gas well is able to increase the pressure of natural gas from a well to make it economically viable by enabling gas to continue to flow in the pipeline to its destination. We feel that we are well positioned through our gas compression and flare system activities to take advantage of the aging of reserves and the development of new reserves.

The Compression Business

         Natural gas compressors are used in a number of applications intended to enhance the productivity of oil and gas wells, gas transportation lines and processing plants. Compression equipment is often required to boost a the production of a well to economically viable levels and enable gas to continue to flow in the pipeline to its destination. We believe that most producing gas wells in North America, at some point, will utilize compression. As of December 31, 2001, the Energy Information Administration reported that there were approximately 367,000 producing gas and gas condensate wells in the United States. The states where we currently operate accounts for approximately 194,000 of these wells.




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

The Leasing Business

         We primarily lease natural gas compressors. As of June 30, 2003, we had 312 natural gas compressors totaling approximately 38,000 horsepower leased to 29 third parties, compared to 240 natural gas compressors totaling approximately 32,000 horsepower leased to 24 third parties at June 30, 2002. Of the 312 natural gas compressors, 46 were leased to Dominion Michigan and its affiliates.

         As a part  of our  leasing  business,  in  2000  we  formed  a  limited liability company, Hy-Bon Rotary Compression LLC, ("HBRC") with Hy-Bon Engineering Company, Inc., a non-affiliated company, to lease natural gas compressors. We formed HBRC to lease compressors to a customer with which the non-affiliated company had a relationship. The non-affiliated company owned 50% and we owned 50% of HBRC. The non-affiliated company appointed a majority of the persons who serve as managers of HBRC.

         On March 27, 2003, to be effective January 1, 2003, we purchased and Hy-Bon sold to us 28 of Hy-Bon's compressor packages. In consideration therefor, we paid Hy-Bon $2,150,000.00. The $2,150,000.00 was borrowed by us from our current lender.

         Hy-Bon withdrew as a member of HBRC effective as of January 1, 2003. We, as the other member of HBRC, will retain all assets of HBRC which as of December 31, 2002, had an unaudited aggregate value of $346,511. We plan to dissolve HBRC and we have agreed not to operate using the name Hy-Bon.

         In addition to 81 separate written maintenance agreements covering non-owned compressor units that we had entered into at June 30, 2003, we provide maintenance as a part of our compressor leases. Many companies and individuals are turning to leasing of equipment instead of purchasing. Leasing does not require the purchaser to make large capital expenditures for new equipment or to obtain financing through a lending institution. This frees the customer's assets for developing the customer's business. Our leases generally have initial terms of from six to 24 months and then continue on a month-to-month basis. The leases with Dominion Exploration have an initial five year term. Lease rentals are paid monthly. At the end of a lease term, the customer may continue to pay monthly rentals on the equipment, or we may require them to return it to us.

         Changing well and pipeline pressures and conditions over the life of a well often require producers to reconfigure their compressor units to optimize the well production or pipeline efficiency. Because the equipment is highly technical, a trained staff of field service personnel, a substantial parts inventory and a diversified fleet of natural gas compressors are often necessary to perform reconfiguration functions in an economic manner. It is not efficient or, in many cases, economically possible for independent natural gas producers to maintain reconfiguration capabilities individually. Also, our management believes that, in order to streamline their operations and reduce their capital expenditures and other costs, a number of major oil and gas companies have sold portions of their domestic energy reserves to independent energy producers and have outsourced many facets of their operations. We believe that these initiatives are likely to contribute to increased rental of compressor equipment. For that reason, we have created our own compressor-rental fleet to take advantage of the rental market, and intend to expand our fleet by spending approximately $5,700,000 on natural gas compressors over the next 12 months.




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

         The size, type and geographic diversity of our rental fleet enables us to provide our customers with a range of compression units that can serve a wide variety of applications, and to select the correct equipment for the job, rather than the customer trying to fit the job to its own equipment. We base our gas compressor rental rates on several factors, including the cost and size of the equipment, the type and complexity of service desired by the customer, the length of contract, and the inclusion of any other services desired, such as leasing, installation, transportation and daily operation.

Custom Fabrication

         We also engineer and fabricate natural gas compressors for our customers to meet their unique specifications based on well pressure, production characteristics and the particular applications for which compression is sought. In order to meet the ongoing needs of our customers for whom we custom fabricate, we offer a variety of services, including: (i) engineering, manufacturing and fabrication of the compressors; (ii) installation and testing of compressors; (iii) ongoing performance review to assess the need for a change in compression: and (iv) periodic maintenance and parts replacement. We receive revenue for each service.

Maintenance

         Although natural gas compressors generally do not suffer significant technological obsolescence, they do require routine maintenance and periodic refurbishing to prolong their useful life. Routine maintenance includes alignment and compression checks and other parametric checks indicate a change in the condition of the compressors. In addition, oil and wear-particle analysis is performed on all compressors. Overhauls are done on a condition-based interval or a time-based schedule. Based on our past experience, these maintenance procedures maximize component life and unit availability and minimize downtime.

         As of June 30, 2003, we had written maintenance agreements with third parties relating to 81 compressors. Each written maintenance agreement expires on December 31, 2005. During our six months ended June 30, 2003, and the years ended December 31, 2002 and 2001, we received revenue of approximately $534,000, $1,058,000 and $704,000 (approximately 11%, 10% and 8% of our total consolidated revenue), respectively, from maintenance agreements.

Exchange and Rebuild Program

         We have established an exchange and rebuild program to attempt to help minimize costs and maximize our customers' revenue. This program is designed for operations with rotary screw compressors where downtime and lost revenue are critical.

         Under the program, we work with our customer's maintenance and operating personnel to identify and quantify equipment for exchange. When we receive a compressor for exchange due to a problem with the compressor, we deliver to our customer a replacement compressor at full price. We then rebuild the exchange compressor and credit our customer with an amount based on the core value of the compressor we rebuild.

         This program enables our customers to obtain replacement compressors and shorten the time that the customer is unable to realize gas production from one or more wells because of the lack of a compressor.

         During the six months ended June 30, 2003, and years ended December 31, 2002 and 2001, we received revenue of approximately $292,000, $630,000 and $402,000 (approximately 6%, 6% and 5% of our total consolidated revenue) respectively, from exchanging and rebuilding rotary screw compressors for third parties.

Retrofitting Service

         We recognize the capital invested by our customers in compressors. We also recognize that producing wells and gas gathering systems change significantly during their operating life. To meet these changing conditions and help our customers maximize their operating income, we offer a retrofitting service by repackaging a customer's compressor with a compressor that meets our customer's changed conditions.

The Flare Business

         The drilling for and production of oil and gas results in certain gaseous hydrocarbon byproducts that generally must be burned off at the source. Although flares and flare systems have been part of the oilfield and petrochemical environment for many years, increasing regulation of emissions has resulted in a significant increase in demand for flare systems of increasingly complex design meeting new environmental regulations. Growth is primarily related, as is the case for most industries connected with oil and gas, to the price of oil and gas and new environmental regulations.

         We design, manufacture, install and service flare stacks and related ignition and control devices for the onshore and offshore burning of gas compounds such as hydrogen sulfide, carbon dioxide, natural gas and liquefied petroleum gases. We produce two ignition systems for varied applications: (a) a standing jet-like pipe for minimal fuel consumption, with a patented electronic igniter; and (b) an electronic sparked ignition system. Flare tips are available in carbon steel as well as many grades of stainless steel alloys. The stacks can be free standing, guyed, or trailer mounted. The flare stack and ignition systems use a smokeless design for reduced emissions to meet or exceed government regulated clean air standards. Our product line includes solar-powered flare ignition systems and thermocouple control systems designed to detect the loss of combustion in the product stream and reignite the product stream. These products contain specially-designed combustion tips and utilize pilot flow Venturi tubes to maximize the efficient burning of waste gas with a minimal use of pilot or assist gas, thereby minimizing the impact on the environment of the residual output. Increased emphasis on "clean air" and industry emissions has had a positive effect on the flare industry. Our broad energy industry experience has allowed us to work closely with our customers to seek cost-effective solutions to their flare requirements.

         During the six months ended June 30, 2003, and during the years ended December 31, 2002 and 2001, we sold 30, 39 and 54 flare systems, respectively, to our customers generating approximately $309,000, $759,000 and $703,000 (approximately 6%, 7 % and 8% of our total consolidated revenue) in revenue, respectively.

Major Customers

         During the six months ended June 30, 2003, sales to one customer, Dominion Michigan, amounted to approximately 31%; during our year ended December 31, 2002, sales to one customer, Dominion Michigan, amounted to approximately 30% and during our year ended December 31, 2001, sales to one customer, Dominion Michigan, amounted to approximately 26% of our consolidated revenue. No other single customer accounted for more than 10% of our revenue in any of those periods.

Backlog

         We had a backlog of approximately $383,000 as of June 30, 2003, as compared to approximately $692,000 as of the same date in 2002. The reduced backlog at June 30, 2003 results from us having more compressors being built for leasing rather than for sale. Backlog consists of firm customer orders for which a purchase order has been received, satisfactory credit or a financing arrangement exists, and delivery is scheduled. Our backlog at June 30, 2003 includes only sales to outside third parties and does not include the backlog that we may receive from the lease or sale of compressors over the next three years to Dominion Exploration.

Continuing Product Development

         We engage in a continuing effort to improve our compressor and flare operations. Continuing development activities in this regard include new and existing product development testing and analysis, process and equipment development and testing, and product performance improvement. We also focus our activities on reducing overall costs to the customer, which include the initial capital cost for equipment, the monthly leasing cost if applicable, and the operating costs associated with such equipment, including energy consumption, maintenance costs and environmental emissions.

         During the six months ended June 30, 2003, and during our years ended December 31, 2002 and December 31, 2001, we did not spend any material amounts on research and development activities. Rather, product improvements were made as a part of our normal operating activities.

Sales and Marketing

         General. We conduct our operations from three locations. These locations, with exception of our executive offices, maintain an inventory for local customer requirements, trained service technicians, and manufacturing capabilities to provide quick delivery and service for our customers. Our sales force also operates out of these locations and focuses on communication with our customers and potential customers through frequent direct contact, technical assistance, print literature, direct mail and referrals. Our sales and marketing is performed by seven employees.

         Additionally, our personnel coordinate with each other to develop relationships with customers who operate in multiple regions. Our sales personnel maintain intensive contact with our operations personnel in order to respond promptly to and address customer needs. Our overall sales efforts concentrate on demonstrating our commitment to enhancing the customer's cash flow through enhanced product design, fabrication, manufacturing, installation, customer service and support.

         During the six months ended June 30, 2003, and during the years ended December 31, 2002 and 2001, we spent approximately $33,000, $49,000 and $56,000, respectively, on advertising.

         Compression Activity. The compression marketing program emphasizes our ability to design and fabricate natural gas compressors in accordance with the customer's unique specifications and to provide all necessary service for such compressors.

         Flare Systems Activity. The flare systems marketing program emphasizes our ability to design, manufacture, install and service flares with the updated technology.

Competition

         Compression Activity. The natural gas compression business is competitive. We experience competition from companies with greater financial resources. On a regional basis, we experience competition from several smaller companies that compete directly with us. We have a number of competitors in the natural gas compression segment, but we do not have sufficient information to determine our competitive position within that group. We believe that we compete effectively on the basis of price, customer service, including the ability to place personnel in remote locations, flexibility in meeting customer needs and quality and reliability of our compressors and related services.

         Compressor industry participants can achieve significant advantages through increased size and geographic breadth. As the number of rental compressors in our rental fleet increases, the number of sales, support, and maintenance personnel required and the minimum level of inventory does not increase commensurately. As a result of economies of scale, we believe that we, with a growing rental fleet, have relatively lower operating costs and higher margins than smaller companies.

         Flare Systems Activity. The flare business is highly competitive. We have a number of competitors in the flare systems segment, but we do not have sufficient information to determine our competitive position within that group. We believe that we are able to compete by our offering products specifically engineered for the customer's needs.

Employees

         As of June 30, 2003, we had 72 full time employees and 1 part-time employee. No employees are represented by labor unions and we believe that our relations with our employees are satisfactory.

Liability and Other Insurance Coverage

         Our equipment and services are provided to customers who are subject to hazards inherent in the oil and gas industry, such as blowouts, explosions, craterings, fires, and oil spills. We maintain liability insurance that we believe is customary in the industry. We also maintain insurance with respect to our facilities. Based on our historical experience, we believe that our insurance coverage is adequate.

Government Regulation

         We  are  subject  to  numerous  federal,   state  and  local  laws  and
regulations relating to the storage, handling, emission and discharge of materials to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Clean Air Act and the Resource Conservation and Recovery Act. As a result of our operations, we generate or manage hazardous wastes, such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. We currently spend a negligible amount each year to dispose of the wastes. Although we attempt to identify and address contamination before acquiring properties, and although we attempt to utilize generally accepted operating and disposal practices, hydrocarbons or other wastes may have been disposed of or released on or under properties owned, leased, or operated by us or on or under locations where such wastes have been taken for disposal. These properties and the wastes or remedial sites where they have been released might have to be remediated at our expense.

         We believe that our existing environmental control procedures are adequate and we have no current plans for substantial operating or capital expenditures relating to environmental control requirements. We believe that we are in substantial compliance with environmental laws and regulations and that the phasing in of emission controls and other known regulatory requirements at the rate currently contemplated by such laws and regulations will not have a material adverse effect on our financial condition or operational results. Some risk of environmental liability and other costs are inherent in the nature of our business, however, and there can be no assurance that environmental costs will not rise. Moreover, it is possible that future developments, such as increasingly strict requirements and environmental laws and enforcement policies thereunder, could lead to material costs of environmental compliance by us. While we may be able to pass on the additional cost of complying with such laws to our customers, there can be no assurance that attempts to do so will be successful.

Patents, Trademarks and Other Intellectual Property

         We believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent, trademark, or copyright. Nevertheless, as part of our ongoing research, development and manufacturing activities, we have a policy of seeking patents when appropriate on inventions concerning new products and product improvements. We currently own two United States patents covering certain flare system technologies, which expire in May 2006 and in January 2010, respectively. We do not own any foreign patents. Although we continue to use the patented technology and consider it useful in certain applications, we do not consider these patents to be material to our business as a whole.

Suppliers and Raw Materials

         With respect to our flare system and compressor operations, our raw materials used consist of cast and forged iron and steel. Such materials are generally available from a number of suppliers, and accordingly, we are not dependent on any particular supplier for these new materials. We currently do not have long term contracts with our suppliers of raw materials, but believe our sources of raw materials are reliable and adequate for our needs. We have not experienced any significant supply problems in the past.

         Certain of our components of our compressors are obtained primarily from four suppliers. If one of our current major suppliers should curtail its operations or be unable to meet our needs, we would encounter delays in supplying our customers with compressors until an alternative supplier could be found. We may not be able to find acceptable alternative suppliers.

Property

         We maintain our executive offices in Midland, Texas. This facility is owned by us and is used for manufacturing, fabrication, remanufacturing, operations, testing, warehousing and storage, general and administrative functions and training.

         The facility in Midland is an approximately 24,600 square foot building that provides us with sufficient space to manufacture, fabricate and test our equipment on site and has land available to expand the building when needed. Our current facilities in Midland are anticipated to provide us with sufficient space and capacity for at least the next year and thus there are no current plans to open new locations, unless they are acquired as a result of future acquisitions.

         We also own facilities in Lewiston, Michigan that consist of a total of approximately 15,360 square feet. Approximately 9,360 square feet are used as offices and a repair shop and approximately 6,000 square feet are used for manufacturing and fabrication of compressors and storage.

         We also own an approximate 4,100 square foot building in Midland that is leased at a current rate of $1,050 per month to an unaffiliated party pursuant to a lease that terminates in May 2005. This facility previously contained our executive offices and manufacturing and fabrication operations.

         We believe that our properties are generally well maintained and in good condition.

                                LEGAL PROCEEDINGS

         There are no pending or, to our knowledge, threatened claims against us. However, from time to time, we expect to be subject to various legal proceedings, all of which are of an ordinary or routine nature and incidental to our operations. Such proceedings have not in the past, and we do not expect they will in the future have, a material impact on our results of operations or financial condition.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained at prescribed rates from the public reference room of the Securities and Exchange Commission at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the Securities Exchange Commission's web site at http://www.sec.gov.










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

                          MARKET FOR OUR SECURITIES AND
                           RELATED STOCKHOLDER MATTERS

         Our common stock and warrants are quoted on the American Stock Exchange under the symbols NGS and NGS.WS, respectively. The following table sets forth from October 21, 2002, (the first day of trading) through December 31, 2002, and for the first and second quarters of 2003, the high and low sales prices for our common stock and warrants as reported by the American Stock Exchange.

                                           Common Stock            Warrants
                                       -------------------   -------------------
                                         High        Low       High        Low
                                       --------   --------   --------   --------
Fourth Quarter 2002 (from October 21)  $   4.25   $   3.35   $   0.90   $   0.25
First Quarter 2003                         4.28       3.75       0.80       0.27
Second Quarter 2003                        7.25       3.65       1.55       0.22

         As of June 30, 2003, there were approximately 22 holders of record of our common stock and 2 holders of record of our warrants. The number of holders of record does not include holders whose securities are held in street name.

         We have never declared or paid any dividends on our common stock. We anticipate that, for the foreseeable future, all earnings will be retained for use in our business and no cash dividends will be paid to holders of our common stock. If we were to pay cash dividends in the future on the common stock, it would be dependent upon our:

         o        financial condition,

         o        results of operations,

         o        current and anticipated cash requirements,

         o        plans for expansion,

         o        restrictions, if any, under debt obligations,

         as well as other factors that our board of directors deemed relevant. Our agreement with our bank contains provisions that restrict us from paying dividends on our common stock.

         We have 343,654 shares of our 10% Convertible Series A Preferred Stock outstanding. Holders of that stock are entitled to cash dividends paid quarterly at a rate equal to 10% per annum or $0.325 per share annually. The 10% Convertible Series A Preferred Stock will automatically convert into our common stock if our common stock trades for 20 consecutive trading days at a price of $6.50 or more per share. As of June 30, 2003, we have issued 38,000 shares of common stock as a result of the conversion of 38,000 shares of our 10% Convertible Series A Preferred Stock.









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

                                   MANAGEMENT

Executive Officers and Directors

         The table below contains information about our executive officers and directors:

         Name                         Age        Position

         Wallace O. Sellers(1)(2)      73        Director, Chairman
         Wayne L. Vinson               44        Director, President and Chief
                                                 Executive Officer
         Charles G. Curtis(1)(2)       70        Director
         James T. Grigsby(1)(2)        55        Director
         Wallace C. Sparkman           73        Director
         Gene A. Strasheim(1)(2)       62        Director
         Richard L. Yadon(1)(2)        45        Director
         S. Craig Rogers               41        Vice President
         Earl R. Wait                  59        Chief Financial Officer and
                                                 Treasurer
         Scott W. Sparkman             41        Secretary
         ---------------------

         (1)      Member of our audit committee
         (2)      Member of our compensation committee

         The Board of Directors has been divided into three classes with directors serving staggered three-year terms. With respect to the existing Board of Directors, the terms of Messrs. Sparkman, Vinson and Yadon will expire in 2004, the terms of Messrs. Curtis, Sellers and Strasheim will expire in 2005, and the term of Mr. Grigsby will expire in 2006. All officers serve at the discretion of the Board of Directors.

         The following sets forth biographical information for at least the past five years for our directors and executive officers.

         Wallace O. Sellers is one of our founders and has served as a director and the Chairman of our Board of Directors since December 17, 1998, and as the Chairman of the Board of Directors of Great Lakes Compression since February 2001. Although Mr. Sellers retired in December 1994, he served as Vice-Chairman of the Board and Chairman of the Executive Committee of Enhance Financial Services, Inc., a financial guaranty reinsurer, from January 1995 to 2001. From November 1986 to December 1991 he was President and Chief Executive Officer of Enhance. Mr. Sellers serves as a director of Danielson Holding Corp., an insurance holding company which is a reporting company under the Securities Exchange Act of 1934. From 1951 to 1986 Mr. Sellers was employed by Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banker, in various capacities, including Director of the Municipal and Corporate Bond Division and Director of the Securities Research Division. Immediately prior to his retirement from Merrill Lynch, he served as Senior Vice President and Director of Strategic Development. Mr. Sellers received a BA degree from the University of New Mexico, an MA degree from New York University and attended the Advanced Management Program at Harvard University. Mr. Sellers is a Chartered Financial Analyst.

         Wayne L. Vinson has served as one of our directors since April 2000, as our President and Chief Executive Officer since July 2001, as our Executive Vice President from October 31, 2000 to July 2001, as the President of Rotary (and its predecessor, Hi-Tech) since February 1994, as a director of NGE between 1996 and 1998 and as Executive Vice President of Great Lakes Compression since February 2001. He also served as our Vice President from April 2000 to October 2000. From January 1990 to June 1995, Mr. Vinson served as Vice President and since June 1995 he has served as President of Vinson Operating Company, an oil and gas well operator. Mr. Vinson has more than 22 years of experience in the energy services industry.

         Charles G. Curtis has been one of our directors since April 2001. Since 1992, Mr. Curtis has been the President and Chief Executive Officer of Curtis One, Inc. d/b/a/ Roll Stair, a manufacturer of aluminum and steel mobile stools and mobile ladders. From 1988 to 1992, Mr. Curtis was the President and Chief Executive Officer of Cramer, Inc. a manufacturer of office furniture. Mr. Curtis has a B.S. degree from the United States Naval Academy and a MSAE degree from the University of Southern California.

         James T. Grigsby has served as one of our directors since 1999 and as one of the directors of Great Lakes Compression since February 2001. Since 1996, Mr. Grigsby has been a director of and a consultant to Blue River Paint Co., a development stage environmental friendly coatings technology company. From 1996 to 1997, Mr. Grigsby was a consultant to Outlook Window Partnership, a regional wood window manufacturer. From 1989 to 1996, Mr. Grigsby was President and Chief Executive Officer of Seal Right Windows, Inc. and Chief Executive Officer of Oldach Window Corp., manufacturers of wood, wood-clad and vinyl windows and doors. Mr. Grigsby received a BS degree from the University of Michigan and an MBA degree from Stanford University.

         Wallace C. Sparkman is one of our founders, has served as one of our directors since 2003, has been the President of NGE since July 2001, a director of NGE since February 1996, and the President of Rotary (and its predecessor, Flare King) from April 1993 to April 1997. Mr. Sparkman served as our President from May 2000 to July 2001 and as the President of Great Lakes Compression from February 2001 to July 2001. Mr. Sparkman was Vice President of NGE from February 1996 to November 1999. Since December 1998, Mr. Sparkman has acted as a consultant to our Board of Directors. From 1985 to 1998, Mr. Sparkman acted as a management consultant to various entities and acted as a principal in forming several privately-owned companies. Mr. Sparkman was a co-founder of Sparkman Energy Corporation, a natural gas gathering and transmission company, in 1979 and served as its Chairman of the Board, President and Chief Executive Officer until 1985 when ownership control changed. From 1968 to 1979, Mr. Sparkman held various executive positions and served as a director of Tejas Gas Corporation, a natural gas gathering and transmission company. At the time of his resignation from Tejas Gas Corporation in 1979, Mr. Sparkman was President and Chief Executive Officer. Mr. Sparkman has more than 34 years of experience in the energy service industry.

         Gene A. Strasheim has served as one of our directors since 2003. Since 2001, Mr. Strasheim has been a financial consultant to Skyline Electronics/Products, a manufacturer of circuit boards and large remotely controlled digital interstate highway signs. From 1992 to 2001, Mr. Strasheim was the Chief Financial Officer of Skyline Electronics/Products. From 1985 to 1992, Mr. Strasheim was the Vice President-Finance and Treasurer of CF&I Steel Corporation. Prior to that, Mr. Strasheim was the Vice President-Finance for two companies and was a partner with Deloitte Haskins & Sells, a large accounting firm. Mr. Strasheim practiced as a Certified Public Accountant in three states and has a BS degree from the University of Wyoming.

         Richard L. Yadon has served as one of our directors since 2003. Mr. Yadon is one of the original founders of Rotary and served as advisor to Natural Gas' Board of Directors from June 2002 to June 2003. Since 1981, Mr. Yadon has owned and operated Yadeco Pipe & Equipment and since December 1994, has co-owned and presided as President of Midland Pipe & Equipment, Inc. Both companies are directly related to drilling and completion of oil and gas wells in Texas, New Mexico, Louisiana and Oklahoma. Since 1981, he has owned Yadon Properties, which owns and operates real estate in Midland, Texas. Mr. Yadon has 22 years of experience in the energy service industry.

         S. Craig Rogers age 41, has been our Vice President since June 2003. He has served as Operations Mangers for Rotary since 1995 and Vice President of Rotary from April 2002. From March 1987 to January 1995, Mr. Rogers was the Shop Manager for CSI, a major manufacture of natural gas compressors.

         Earl R. Wait has served as our Chief Financial Officer since May 2000 and our Treasurer since 1998. Mr. Wait was our Chief Accounting Officer from
1998  to  May  2000.  Mr.  Wait  has  been  the  Chief  Financial   Officer  and
Secretary/Treasurer of Flare King and then Rotary since April 1993, the Assistant Secretary/Treasurer for Hi-Tech since June 1996, the Controller and
Assistant Secretary/Treasurer for Hi-Tech from 1994 to 1999, a director of NGE since July 1999 and the Chief Accounting Officer and Treasurer of Great Lakes Compression since February 2001. Mr. Wait is a certified public accountant with an MBA in management and has more than 25 years of experience in the energy industry.

         Scott W. Sparkman has served as Executive Vice-President of NGE since July 2001, has served as a director since December 1998 and as Secretary and Treasurer of NGE since March 1999 and has served as the Secretary of Great Lakes Compression since February 2001. Mr. Sparkman was one of our directors from 1998 to 2003. Mr. Sparkman served as the President of NGE from December 1998 to July 2001. From May 1997 to July 1998, Mr. Sparkman served as Project Manager and Comptroller for Business Development Strategies, Inc., a designer of internet websites. Mr. Sparkman pursued personal business interests from May 1996 to May 1997. From February 1991 to May 1996, Mr. Sparkman served as Vice President and Director, later as President and Director, of Diamond S Safety Services, Inc., a seller and servicer of hydrogen sulfide monitoring equipment. Mr. Sparkman filed for personal bankruptcy in 1998 as a result of personal debt created when there was a decline in the need for the oilfield services that were provided by a company that was owned by Mr. Sparkman. He received a BBA degree from Texas A&M University.

         The following sets forth biographical information for at least the past five years for one of our employees whom we consider to be a key employee.

         Ronald D. Bingham, age 58, has served as the President of Great Lakes Compression since 2001. From March 2001 to July 2001, Mr. Bingham was the General Manager of Great Lakes Compression. From January 1989 to March 2001, Mr. Bingham was the District Manager for Waukesha Pearce Industries, Inc., a distributor of Waukesha natural gas engines. Mr. Bingham is a member of the Michigan Oil and Gas Association and received a bachelors degree in Graphic Arts from Sam Houston State University.

         All of the officers and key employees devote substantially all of their working time to our business.


Executive Compensation

         The following table sets forth information regarding the compensation paid during the years ended December 31, 2002, 2001 and 2000 by us to Wayne L.
Vinson and Earl R. Wait, our only executive officers during those years whose combined salary and bonuses exceeded $100,000 during the year ended December 31, 2002.

                                                                         Long Term
                                     Annual Compensation             Compensation Awards
                                     -------------------             -------------------
Name and                                                            Securities Underlying
Principal Position             Year      Salary           Bonus           Options
------------------             ----      ------           -----           -------
Wayne L. Vinson                2002    $ 120,000(1)      $ 39,452            -0- (2)
     President and Chief
     Executive Officer         2001    $ 102,692(1)      $ 25,583            -0-
                               2000       74,423(1)        25,604            -0-

Earl R. Wait                   2002    $  90,000         $ 29,589         15,000
     Chief Financial Officer   2001       85,385           23,164            -0-
                               2000       80,088            7,416            -0-

--------------------------

(1) Does not include any compensation paid to the wife of Wayne L. Vinson for her services as our accounts payable and payroll clerk for 2002, 2001 and 2000, respectively.

(2) CAV-RDV, Ltd., a Texas limited partnership for the benefit of the children of Wayne L. Vinson, was issued a five year warrant to purchase 15,756 shares of our common stock at $2.50 per share in consideration for CAV-RDV, Ltd. guaranteeing a portion of our debt. The children are eighteen years old or older and Mr. Vinson is not a partner in CAV-RDV, Ltd. and disclaims beneficial ownership of the warrants.

         We have established a bonus program for our officers. At the end of each of our fiscal years, our Board of Directors reviews our operating history and determines whether or not any bonuses should be paid to our officers. If so, the Board of Directors determines what amount should be allocated. The Board of Directors may discontinue the bonus program at any time.

                        Option Grants in Last Fiscal Year

         The following table sets forth information pertaining to option grants to Wayne L. Vinson and Earl R. Wait, our only executive officers during the year ended December 31, 2002, whose combined salary and bonuses exceeded $100,000 during that year:


                                % of Total
                  Number of       Options
                 Securities     Granted to
                 Underlying    Employees in
Name               Options      Fiscal Year    Exercise Price    Expiration Date
----               -------      -----------    --------------    ---------------
Wayne L. Vinson       0             0%              N/A                N/A
Earl R. Wait       15,000           35%            $3.25            4/23/2012


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

         The following table sets forth information pertaining to option exercises to Wayne L. Vinson and Earl R. Wait, our only executive officers during the year ended December 31, 2002, whose combined salary and bonuses exceeded $100,000 during that year:


                                                              Fiscal Year End Option Values
                                                              -----------------------------

                                                    Number of Securities         Value of Unexercised
                        Shares                    Underlying Unexercised        In-the-Money Options
                       Acquired       Value     Options at Fiscal Year End       at Fiscal Year End
Name                 on Exercise    Realized     Exercisable/Unexercisable    Exercisable/Unexercisable
----                 -----------    --------     -------------------------    -------------------------
Wayne L. Vinson           0            0                    0/0                          0/0
Earl R. Wait              0            0                  0/15,000                     0/$9,750


Compensation of Directors

         Our directors who are not employees are paid $1,000 per quarter and at December 31 of each year will be issued a five year option to purchase 2,500 shares of our common stock at the then market value. We also reimburse our directors for accountable expenses incurred on our behalf.

1998 Stock Option Plan

         We have adopted the 1998 Stock Option Plan which provides for the issuance of options to purchase up to 150,000 shares of our common stock. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and consultants and to promote the success of our business. The plan is administered by the Board of Directors or a compensation committee consisting of two or more non-employee directors, if appointed. At its discretion, the administrator of the plan may determine the persons to whom options may be granted and the terms upon which such options will be granted. In addition, the administrator of the plan may interpret the plan and may adopt, amend and rescind rules and regulations for its administration. Options to purchase 12,000 shares of our common stock at an exercise price of $2.00 per share, options to purchase 33,000 shares of our common stock at an exercise price of $3.25 per share, and options to purchase 7,500 shares of our common stock at an exercise price of $3.88 per share have been granted under the plan and are outstanding.

Limitations on Directors' and Officers' Liability

         Our Articles of Incorporation provide our officers and directors with certain limitations on liability to us or any of our shareholders for damages for breach of fiduciary duty as a director or officer involving certain acts or omissions of any such director or officer.

         This limitation on liability may have the effect of reducing the likelihood of derivative litigation against directors and officers and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breach of their duty of care even though such an action, if successful, might otherwise have benefited us and our shareholders.

         Our Articles of Incorporation and bylaws provide certain indemnification privileges to our directors, employees, agents and officers against liabilities incurred in legal proceedings. Also, our directors, employees, agents or officers who are successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, are entitled to receive indemnification against expenses, including attorneys' fees, incurred in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         We are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is being or may be sought, and we are not aware of any other pending or threatened litigation that may result in claims for indemnification by any of our directors, officers, employees or agents.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports.

         Based solely on a review of the Forms 3, 4 and 5 and amendments thereto furnished to us from October 21, 2002, until December 31, 2002, no persons who were either one of our directors or officers or who beneficially owned more than 10% of our common stock failed to file on a timely basis reports required by
Section 16(a) of the Securities Exchange Act of 1934 except that Charles G. Curtis filed an amendment to his Form 3 to add 10% Convertible Series A Preferred Stock he owned, filed an amendment to a Form 4 to include common stock and warrants that were not previously reported and was late in filing a Form 4 to report the granting of an option to him; Diamond S DGT Trust was late in filing its Form 3; James T. Grigsby filed an amendment to his Form 4 to report warrants that were previously not included on his Form 4 and was late in filing a Form 4 to report the granting of an option to him; Alan P. Kurus filed amendments to his Form 3 to change the nature of his ownership of common stock and to report a stock option that he owned; Sharon Renee Pipes was late in filing her Form 3; Wallace O. Sellers was late in filing a Form 4 to report the granting of an option to him; and Earl R. Wait filed an amendment to his Form 3 to report a stock option that he owned.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, as of September 22, 2003, the beneficial ownership of our common stock: (i) by each of our directors and executive officers; (ii) by all of our executive officers and directors as a group; and (iii) by all persons known by us to beneficially own more than five percent of our common stock.

                                                                      Percent
                                       Shares of Common Stock       Beneficially
Name and Address                         Beneficially Owned             Owned
----------------                         ------------------         ------------
Wallace O. and Naudain Sellers               698,159(1)                 13.8%
P.O. Box 106, 6539 Upper York Road
Solebury, PA  18963-0106

Wayne L. Vinson                                 0(2)                     0.0%
4404 Lennox Drive
Midland, TX  79707

Charles G. Curtis                             65,500(3)                  1.3%
1 Penrose Lane
Colorado Springs, CO  80906

James T. Grigsby                             81,700(4)                   1.6%
3345 Grimsby Lane
Lincoln, NE  68502

Wallace C. Sparkman                          167,691(5)                  3.3%
4906 Oakwood Court
Midland, TX 79707

Gene A. Strasheim                                0                       0.0%
165 Huntington Place
Colorado Springs, CO  80906

Richard L. Yadon                             294,183(6)                  5.8%
P.O. Box 8715
Midland, TX  79708-8715

S. Craig Rogers                              14,250(7)                    .3%
14732 Bluestem Ave
Gardendale, TX  79758

Earl R. Wait                                  75,000(8)                  1.5%
109 Seco
Portland, TX  78374

Scott W. Sparkman                            516,467(9)                 10.2%
1604 Ventura Avenue
Midland, TX  79705

All directors and executive
officers as a group                       1,912,950(10)                 36.8%
(nine persons)

CAV-RDV, Ltd.                                488,128(2)                  9.7%
1541 Shannon Drive
Lewisville, TX  75077

RWG Investments LLC                         424,000(11)                  8.2%
5980 Wildwood Drive
Rapid City, SD  57902

-----------------------------------
(1) Includes 238,720 shares of common stock owned by the Wallace Sellers, July 11, 2002 GRAT, warrants to purchase 21,936 shares of common stock, 9,032 shares of common stock and 5,000 shares of common stock at $ 2.50 per share, at $3.25 per share and at $6.25 per share, respectively, owned by Wallace Sellers, an option to purchase 2,500 shares of common stock at $3.88 per share owned by Wallace Sellers, 95,971 shares of common stock owned by Naudain Sellers, and 238,720 shares of common stock owned by the Naudain Sellers, July 11, 2002 GRAT. Wallace and Naudain Sellers are husband and wife. Wallace Sellers is the trustee of his wife's trust and his wife is the trustee of his trust. The beneficiaries of the trusts are two trusts. The beneficiaries of one trust are Naudain Sellers and their three children and the beneficiaries of the other trust are their three children.
(2) CAV-RDV, Ltd., a Texas limited partnership for the benefit of the children of Wayne L. Vinson, owns 470,250 shares of common stock and warrants to purchase 15,756 shares of common stock at $2.50 per share and 2,122 shares of common stock at $3.25 per share, respectively. Both children are 18 years old or older and Mr. Vinson is not a partner in CAV-RDV, Ltd. Mr. Vinson disclaims beneficial ownership of any of the shares of common stock.
(3) Represents warrants to purchase 40,000 shares of common stock at $3.25 per share, an option to purchase 2,500 shares of common stock at $3.88 per share and 18,000 shares of common stock which may be obtained upon conversion of shares of our 10% Convertible Series A Preferred Stock.
(4) Includes warrants to purchase 9,600 shares at $6.25 per share and an option to purchase 2,500 shares at $3.88 per share.
(5) Includes 105,691 shares owned by Diamente Investments, LLP, a Texas limited partnership of which Mr. Sparkman is a general and limited partner.
(6) Includes warrants to purchase 14,683 shares of common stock at $2.50 per share.
(7) Includes warrants to purchase 1,125 shares of common stock at $6.25 per share and an option to purchase 12,000 shares of common stock at $3.25 per share that began to vest in April 2003.
(8) Includes an option to purchase 15,000 shares of common stock at $3.25 per share that began to vest in April 2003.

(9) Includes 20,000 shares of common stock owned by Scott W. Sparkman and 475,000 shares of common stock and warrants to purchase 21,467 shares of common stock at $2.50 per share owned by Diamond S DGT, a trust for which Mr. Sparkman is a co-trustee and co-beneficiary with his sister.

(10) Includes the shares of common stock set forth in (1) through (9) above issuable upon the exercise of options and warrants and the conversion of shares of our 10% Convertible Series A Preferred Stock.

(11) Includes warrants to purchase 32,000 shares of common stock at $3.25 per share, warrants to purchase 15,000 shares of common stock at $6.25 per share and 12,000 shares of common stock which may be obtained upon conversion of shares of our 10% Convertible Series A Preferred Stock. RWG Investments LLC is a limited liability company the beneficial owner of which is Roland W. Gentner, 5980 Wildwood Drive, Rapid City, South Dakota 57902.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 2001, we issued warrants that will expire on December 31, 2006, to purchase shares of our common stock at $2.50 per share to the following persons for guaranteeing the amount of our debt indicated:

                                     Number of Shares               Amount of
     Name                           Underlying Warrants          Debt Guaranteed
     ----                           -------------------          ---------------

     Wallace O. Sellers                   21,936                   $ 548,399
     Wallace C. Sparkman(1)               21,467                     536,671
     CAV-RDV, Ltd.(2)                     15,756                     393,902
     Richard L. Yadon                      9,365                     234,121
---------------------------
(1) Wallace C. Sparkman subsequently transferred his warrants for 21,467 shares to Diamond S DGT, a trust of which Scott W. Sparkman is the trustee and a beneficiary. Wallace C. Sparkman has represented to us that he has no beneficial interest in Diamond S DGT.

(2) CAV-RDV, Ltd., is a Texas limited partnership for the benefit of the children of Wayne L. Vinson. Both children are eighteen years old or older and Mr. Vinson is not a partner in CAV-RDV, Ltd. Mr. Vinson disclaims beneficial ownership of the warrants.

         None of the guaranties is still in effect.

         In April 2002, we issued five year warrants to purchase shares of our common stock at $3.25 per share to the following persons for guaranteeing our restructured bank debt indicated:

                                     Number of Shares       Amount of Additional
     Name                           Underlying Warrants        Debt Guaranteed
     ----                           -------------------        ---------------

     Wallace O. Sellers                    9,032                 $  451,601
     CAV-RDV, Ltd.(1)                      2,122                    106,098
     Richard L. Yadon                      5,318                    265,879
---------------------------

(1) CAV-RDV, Ltd., is a Texas limited partnership for the benefit of the children of Wayne L. Vinson. Both children are eighteen years old or older and Mr. Vinson is not a partner in CAV-RDV, Ltd. Mr. Vinson disclaims beneficial ownership of the warrants.

         None of the guaranties is still in effect.

         Wayne L. Vinson, Earl R. Wait and Wallace C. Sparkman have also guaranteed approximately $197,000, $84,000 and $92,000, respectively, of additional debt for us without consideration. This debt was incurred when we acquired vehicles, equipment and software. The following schedule provides information as to the remaining debt balances as of June 30, 2003:

                                 Balance at             Interest        Maturity
         Guarantor              June 30, 2003               Rate            Date
         ---------              -------------          ---------     -----------
         Earl Wait                     $10,000             1.90%       3/26/2004
         Earl Wait                      35,525            10.50%      10/10/2005
         Wallace Sparkman               76,492               10%      10/15/2010
         Wayne Vinson                      443      Prime + 1.0%       7/15/2003
         Wayne Vinson                    8,928             1.90%       4/22/2004
         Wayne Vinson                    6,436             7.50%       6/21/2004

         None of the guarantees is still in effect.


         In October, 1999, RWG Investments, LLC was granted a five year option to purchase 100,000 shares of our common stock at $2.00 per share in consideration of one of its members serving as an advisor to us. In June 2003, RWG Investments LLC exercised the option.

         Hunter Wise Financial Group LLC served as our investment banker and advisor in connection with our acquisition of the compression related assets of Dominion Michigan for which we paid Hunter Wise a total fee of $440,000. James
T. Grigsby, one of our directors, has a 1% interest in Hunter Wise.

         Charles G. Curtis, one of our directors, Alan P. Kurus, one of our former officers, and RWG Investments, LLC, a beneficial owner of more than 5% of our outstanding stock, purchased our notes and five year warrants to purchase common stock in a private offering that commenced in October 2000 and concluded in May 2001. Mr. Curtis purchased $100,000 of the notes and warrants, Mr. Kurus purchased approximately $79,000 of the notes and warrants and RWG Investments, LLC purchased $80,000 of the notes and warrants. The notes and warrants purchased by Mr. Curtis, Mr. Kurus and RWG Investments, LLC were on the same terms and conditions as sales to non-affiliated purchasers in the private offering.

         Charles G. Curtis, one of our directors, and RWG Investments, LLC, a beneficial owner of more than 5% of our outstanding stock, purchased 18,000 shares and 12,000 shares, respectively, or $58,500 and $39,000, respectively, of our 10% Convertible Series A Preferred Stock in a private offering that commenced in July 2001. The shares purchased by Mr. Curtis and RWG Investments, LLC were on the same terms and conditions as sales to non-affiliated purchasers in the private offering.

         Wallace O. Sellers, Charles G. Curtis and James T. Grigsby, three of our independent directors, were each paid $1,000 and were each issued an option to purchase 2,500 shares of our common stock at $3.88 per share for serving as our directors during the year ended December 31, 2002.


                             SELLING SECURITYHOLDERS

         The following table sets forth information regarding the beneficial ownership of our securities by the selling securityholders. All information contained in the table below is based upon beneficial ownership as of June 30, 2003.

         The  selling   securityholders   received  their  securities  from  the
underwriter of our initial public offering completed in October 2002. As part of its  compensation  in the  offering,  the  underwriter  received  an  option  to purchase:

         o        150,000 shares of our common stock at $6.25 per share; and
         o warrants to purchase 150,000 shares of our common stock at $7.8125 per share.

         We agreed to register the shares of common stock in order to permit the selling securityholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We have also agreed to pay for all expenses of this offering other than underwriting discounts and commissions and brokerage commissions and fees.

         This table assumes that all shares owned by the selling securityholders as being sold. The selling securityholders may offer and sell less than the number of shares indicated. The selling securityholders are not making any representation that any shares will or will not be offered for sale.

                                                      Shares                                                  Shares
Name and Address                                 Beneficially Owned                  Shares Offered     Beneficially Owned
of Selling Securityholder                      Prior to the Offering                    Hereby          After the Offering
-------------------------           --------------------------------------------     --------------     ------------------
                                     Underlying Options      Underlying Warrants
                                     ------------------      -------------------
                                     Number     Percent      Number      Percent
                                     ------     -------      ------      -------

Charles C. Bruner                    30,000        20%       30,000         20%            all                  -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

Zenas N. Gurley                      15,000        10%       15,000         10%            all                  -0-
102 South Tejon Street, Suite 1100
Colorado Springs, Colorado  80903

Eugene Neidiger                      30,000        20%       30,000         20%            all                  -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

Robert L. Parish                     11,000       7.3%       11,000        7.3%            all                  -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203






58


Anthony B. Petrelli                  40,000      26.7%       40,000       26.7%            all                  -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

Regina L. Roesner                    15,000        10%       15,000         10%            all                  -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

John R. Turk                          9,000         6%        9,000          6%            all                  -0-
1675 Larimer Street, Suite 300
Denver, Colorado  80203

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; we have not employed an underwriter for the issuance of common stock upon the exercise of the warrants and we will bear all expenses of the offering.

         The warrants may be exercised by the delivery to Computershare Investor Services, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401 of your warrant certificate accompanied by an election of exercise and payment of the warrant exercise price for each share of your common stock purchased in accordance with the terms of the warrant. Payment must be made in the form of cash or a cashier's or certified check payable to the order of Natural Gas Services Group, Inc. Delivery of the certificates representing the common stock will be made upon receipt of the warrant certificate duly executed for transfer together with payment for the exercise price and our acceptance of your tender for exercise. If you exercise fewer than all of your warrants, a new warrant certificate evidencing warrants remaining unexercised will be issued to you.

                            DESCRIPTION OF SECURITIES

         The following describes the attributes of our authorized and our outstanding securities.

Common Stock

         We are authorized to issue up to 30,000,000 shares of our common stock, $.01 par value. There are 5,022,181 shares of our common stock issued and outstanding as of the date of this prospectus. All shares of our common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation, each common shareholder is entitled to receive a pro rata share of the assets available for distribution to holders of common stock.

         We have no stock option plan or similar plan which may result in the issuance of stock options, stock purchase warrants, or stock bonuses other than our 1998 Stock Option Plan pursuant to which an aggregate of 150,000 shares of common stock have been reserved for issuance. Options to purchase 12,000 shares of common stock with an average exercise price of $2.00 per share, and options to purchase 33,000 shares of our common stock at an exercise price of $3.25 per share and options to purchase 7,500 shares of common stock at an exercise price of $3.88 per share have been granted and are outstanding under the plan.

Preferred Stock

         We are authorized to issue up to a total of 5,000,000 shares of preferred stock, $.01 par value. The shares of preferred stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine without the approval of our shareholders. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by our Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of our Board of Directors to issue preferred stock could also be used by it as a means for resisting a change in our control and can therefore be considered an "anti-takeover" device. We currently have no plans to issue any additional shares of preferred stock.

         We designated 1,177,000, shares of our preferred stock as 10% Convertible Series A Preferred Stock. In 2001 and 2002, 381,654 of these shares were sold in a private offering. 38,000 of these shares have been converted into 38,000 shares of common stock. At our 2003 Annual Meeting of Shareholders, we reduced the number of designated shares of Preferred Stock to 381,654 shares of Preferred Stock actually sold. The Preferred Stock has a cumulative annual dividend rate of 10% in cash. The annual dividend rate is payable 30 days after the end of each quarter beginning with the quarter ended September 30, 2001, when and if declared by our Board of Directors. Each share of Preferred Stock will be entitled to one vote per share with the holders of our outstanding common stock on any matter voted on at a meeting of our shareholders and to vote as a class on any matter required to be voted on by classes under Colorado law. The Preferred Stock initially is convertible into common stock on a one for one basis. The Conversion Price will be adjusted if at any time we complete an offering of our common stock at a price equivalent to less than 150% of the then Conversion Price of the Preferred Stock. The Conversion Price will also be adjusted if any investment is made in us at a price equivalent to less than the then Conversion Price of the Preferred Stock. The Conversion Price may also be adjusted for stock splits, stock dividends, certain reorganizations and certain reclassifications. The Preferred Stock will automatically convert into our common stock at any time if our common stock trades for 20 consecutive trading days at a price equivalent to 200% of the then Conversion Price (initially 200% is $6.50 per share).

         The Preferred Stock has a per share liquidation preference of $3.25 plus accrued and unpaid dividends over our common stock.

Series A 10% Subordinated Notes due December 31, 2006 and Outstanding Options and Warrants

         At the present time, we have outstanding $1,539,260 of Series A 10% Subordinated Notes due December 31, 2006. NGE, one of our subsidiaries, is the primary obligor on the notes and we are the guarantor. Interest only on the notes is payable annually on December 31. In addition, in conjunction with the issuance of the notes, we issued five year warrants to purchase 615,704 shares of our common stock at $3.25 per share. In addition, we issued five year warrants to purchase 61,570 shares of our common stock at $3.25 per share to the selling agent of the Series A 10% Subordinated Notes due December 31, 2006. Of the warrants to purchase 61,570 shares, there are warrants to purchase 13,471 shares still outstanding. In addition to those warrants, we have outstanding options to purchase 12,000 shares of our common stock at $2.00 per share, outstanding options to purchase 33,000 shares of our common stock at $3.25 per share, outstanding options to purchase 7,500 shares of our common stock at $3.88 per share, outstanding warrants to purchase 68,524 shares of our common stock at $2.50 per share and outstanding warrants to purchase 16,472 shares of our common stock at $3.25 per share.

Warrants

         One warrant entitles the holder to purchase one share of our common stock at an exercise price of $6.25 until 5:00 p.m. (MST) October 20, 2006, subject to our redemption rights described below. The warrants were issued pursuant to the terms of a warrant agreement between us and Computershare Trust Company, Inc.

         The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or if we merge or consolidate with or into another corporation or business entity.

         We may, in our discretion redeem outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.25 per warrant, provided that the closing bid price of our common stock equals or exceeds $10.9375 (175% of the warrant exercise price) for 20 consecutive trading days. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing bid price of our common stock equals or exceeds $10.9375 per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price of $0.05 per warrant.

         We must have on file a current registration statement with the Securities and Exchange Commission pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for us to redeem the warrants. This prospectus is part of a current registration statement we have filed with the Commission.

Underwriter's Options

         In connection with our October 2002 initial public offering, we issued options to our underwriter who then transferred them to the selling securityholders. The options give the selling securityholders the right to acquire:

         o 150,000 shares of our common stock for $6.25 per share at any time prior to October 20, 2006.

         o 150,000 warrants to acquire 150,000 shares of our common stock for $7.8125 per share at any time prior to October 20, 2006. These are substantially similar to the public warrants
                  described  above,   except  that  they  provide  for  cashless
                  exercise, they cannot be redeemed by us and their exercise price is $7.8125 per share.

         We may grant options in the future in connection with capital formation activities.

Listing

         Our common stock and warrants trade on the American Stock Exchange under the symbols NGS and NGS.WS. There is no market for the selling securityholders' options or warrants and none is expected to develop.

Transfer Agent, Warrant Agent and Registrar

         Our transfer agent, warrant agent and registrar for our common stock and warrants is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                     EXPERTS

         Our consolidated balance sheet at December 31, 2002, and the consolidated statements of income, shareholders' equity and cash flows for each of the two years ended December 31, 2002 and 2001 included in this prospectus have been included herein in reliance on the report of HEIN + ASSOCIATES LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim consolidated financial information for the six months ended June 30, 2003 and 2002 included herein, the independent certified public accountants have not audited such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

                        Natural Gas Services Group, Inc.
                           Consolidated Balance Sheet
                                   (unaudited)
                                  June 30, 2003

         ASSETS

Current Assets:
   Cash and cash equivalents                                         $   976,004
   Accounts receivable - trade                                         1,482,762
   Inventory                                                           2,292,196
   Prepaid expenses                                                       81,156
                                                                     -----------
   Total current assets                                                4,832,118

Lease equipment, net                                                  16,709,633
Other property, plant and equipment, net                               2,616,661
Goodwill, net                                                          2,589,655
Patents, net                                                             127,684
Other assets                                                             114,605
                                                                     -----------
         Total assets                                                $26,990,356
                                                                     ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Current portion of long term debt and capital lease               $ 2,278,951
   Accounts payable and accrued liabilities                              973,025
   Unearned Income                                                       588,007
                                                                     -----------
         Total current liabilities                                     3,839,983

Long term debt and capital lease, less current portion                 6,708,947
Subordinated notes, net                                                1,376,865
Deferred income tax payable                                            1,492,573
                                                                     -----------
              Total liabilities                                       13,418,368
         SHAREHOLDERS' EQUITY
Preferred stock                                                            3,577
Common stock                                                              49,816
Paid in capital                                                       11,167,733
Retained earnings                                                      2,350,862
                                                                     -----------
         Total shareholders' equity                                   13,571,988
                                                                     -----------
         Total liabilities and shareholders' equity                  $26,990,356
                                                                     ===========







The accompanying notes are an integral part of the consolidated balance sheet.

                        Natural Gas Services Group, Inc.
                         Consolidated Income Statements
                                   (unaudited)
                            Six months ended June 30
                                                         2003           2002
                                                     -----------    -----------
Revenue:
   Sales                                             $ 1,505,110    $ 2,311,269
   Service and maintenance                               893,883        752,020
   Leasing income                                      3,165,567      2,056,267
                                                     -----------    -----------
                                                       5,564,560      5,119,556
Cost of revenue:
   Cost of sales                                       1,146,797      1,561,452
   Cost of service and maintenance                       671,229        658,049
   Cost of leasing                                       767,784        586,299
                                                     -----------    -----------
                                                       2,585,810      2,805,800
                                                     -----------    -----------
         Gross Margin                                  2,978,750      2,313,756
Operating Cost:
   Selling expense                                       324,551        243,670
   General and administrative expense                    791,004        600,487
   Amortization and depreciation                         779,555        537,600
                                                     -----------    -----------
                                                       1,895,110      1,381,757
                                                     -----------    -----------
         Operating income                              1,083,640        931,999

   Interest expense                                     (329,789)      (522,840)
   Equity in earnings of joint venture                      --          207,603
   Other income                                              787          1,910
                                                     -----------    -----------
         Income before income taxes                      754,638        618,672
   Income tax expense                                    321,603        279,563
                                                     -----------    -----------
         Net income                                      433,035        339,109
   Preferred dividends                                    62,020         75,614
                                                     -----------    -----------
Net income available to common shareholders
                                                     $   371,015    $   263,495
                                                     ===========    ===========
         Earnings per share:
         Basic                                       $      0.08    $      0.08
         Diluted                                     $      0.07    $      0.06
         Weighted average shares:
         Basic                                         4,866,527      3,357,632
         Diluted                                       5,116,332      4,163,710





         The accompanying notes are an integral part of the consolidated income statements.


                                                                                Six Months       Six Months
                                                                                  Ended            Ended
                                                                              June 30, 2003    June 30, 2002
                                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                                 $     433,035    $     339,109
      Adjustments to reconcile net income to net cash used in
      operating activities:
      Depreciation and amortization                                                 779,555          537,600
      Deferred taxes                                                                321,573          279,563
      Amortization of debt issuance costs                                            32,478           32,477
      Warrants Issued for debt guarantee                                               --             42,025
      Equity in earnings of joint venture                                              --           (207,603)
      Gain on disposal of assets                                                     10,547             --
      Changes in operating assets and liabilities:
      Trade and other receivables                                                  (836,812)        (174,984)
      Inventory and work in progress                                               (746,248)        (247,991)
      Prepaid expenses and other                                                     92,146          (23,513)
      Accounts payable and accrued liabilities                                      270,867          276,419
      Unearned income                                                               270,446          449,065
      Other                                                                         (91,341)         (23,760)
                                                                              -------------    -------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                                536,246        1,278,407

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                            (4,465,223)      (2,296,033)
   Acquisition of remaining interest in joint venture, net of cash acquired         242,753             --
   Proceeds from sale of property and equipment                                     112,500             --
   Decrease in lease receivable                                                     210,512           40,954
   Distribution from equity method investee                                          49,090          123,353
                                                                              -------------    -------------
           NET CASH USED IN INVESTING ACTIVITIES                                 (3,850,368)      (2,131,726)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from bank loans and line of credit                                2,438,997        1,353,386
   Repayments of long term debt                                                  (1,000,489)        (449,123)
   Deferred offering costs                                                             --           (152,326)
   Proceeds from stock offering, net of offering cost                                  --             12,724
   Dividends paid on preferred stock                                                (62,020)         (75,614)
   Proceeds from exercise of warrants                                               200,000             --
                                                                              -------------    -------------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                                1,576,488          689,047
                                                                              -------------    -------------
NET CHANGE IN CASH AND CASH EQUVALENTS                                           (1,737,634)        (164,272)
CASH AT BEGINNING OF PERIOD                                                       2,713,638          506,669
                                                                              -------------    -------------
CASH AT END OF PERIOD                                                         $     976,004    $     342,397
                                                                              =============    =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Interest paid                                                           $     329,789    $     470,697
      Income taxes paid                                                       $        --      $        --


         The accompanying notes are an integral part of the consolidated statements of cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation


         The accompanying unaudited financial statements present the consolidated results of our company and its wholly-owned subsidiaries taken from our books and records. In our opinion, such information includes all adjustments, consisting of only normal recurring adjustments, which are necessary to make our financial position at June 30, 2003 and the results of our operations for the six months periods ended June 30, 2003 and 2002 not misleading. As permitted by the rules and regulations of the Securities and Exchange Commission (SEC) the accompanying financial statements do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the financial statements included in our Annual Report on Form 10-KSB on file with the SEC. Investments in joint ventures in which our company does not have majority voting control are accounted for by the equity method. All intercompany balances and transactions have been eliminated in consolidation. In our opinion , the consolidated financial statements are a fair presentation of the financial position, results of operations and cash flows for the periods presented.

         The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2003

(2) Stock-based Compensation

         Statement of Financial Accounting Standards No. 123, ("SFAS 123") "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value-based method of accounting for employee stock-based compensation transactions. We have elected to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for our employee stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of our stock at the date of the grant above the amount an employee must pay to acquire the stock.

         Had compensation costs for options granted to our employees been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, our pro forma net income and earnings per share would have been reduced to the pro forma amounts listed below:

                                Six Months Ended
                                     June 30
                                                        2003           2002
                                                    -----------    -----------
Pro forma impact of fair value method
Income applicable to common shares, as
  reported                                          $   371,015    $   263,495
Pro-forma stock-based compensation costs
  under the fair value method, net of related tax       (15,365)       (14,010)
                                                    -----------    -----------
Pro-forma income applicable to common shares        $   355,650    $   249,485
  under the fair-value method

Earnings per common share

Basic earnings per share reported                   $      0.08    $      0.08
Diluted earnings per share reported                 $      0.07    $      0.06
Pro-forma basic earnings per share under the
  fair Value method                                 $      0.07    $      0.07
Pro-forma diluted earnings per share under the
  fair value method                                 $      0.07    $      0.06
Weighted average Black-Scholes fair value
   assumptions:
 Risk free rate                                        4.0%-5.2%
 Expected life                                         5-10 yrs
 Expected volatility                                     50.0 %
 Expected dividend yield                                  0.0%

(3) Acquisitions

         On March 31, 2003 we acquired 28 gas compressor packages from Hy-Bon Engineering Company, Inc. ("Hy-Bon"). The adjusted purchase price amounted to approximately $2,140,000. As part of the purchase and sale agreement, Hy-Bon withdrew as a member of Hy-Bon Rotary Compression, L.L.C. ("Joint Venture") effective as of January 1, 2003. We, as the other member of Hy-Bon Rotary Compression, L.L.C., retained all assets of Hy-Bon Rotary Compression, L.L.C. that as of December 31, 2002 had an unaudited aggregate value of $346,511. We plan to dissolve Hy-Bon Rotary Compression, L.L.C. and have agreed not to operate under the name Hy-Bon. We have consolidated the operations of the Joint Venture beginning January 1, 2003 and then began recording our share of the profit of the acquired interest beginning April 1, 2003.

(4) Long Term Debt

         We entered into a new loan agreement with our bank, as of March 26, 2003 that included new borrowing of $2,150,000 in the form of a term loan with monthly principal payments of $35,833 with interest at 1% over prime but not less than 5.25% for 60 months. The proceeds from this new borrowing were used to purchase the 28 gas compressors from Hy-Bon Engineering Company, Inc. The new loan agreement also included the renewal of our line of credit for $750,000 with interest at 1% over prime but not less than 5.25% for one year.


(5) Segment Information

         FAS No. 131,  Disclosures  about  Segments of an Enterprise and Related
Information,   establishes  standards  for  public  companies  relating  to  the reporting of information about their operating segments in financial statements.
Operating  segments  are  components  of  an  enterprise  about  which  separate financial  information  is  available  that  is  evaluated  regularly  by  chief operating decision-makers in deciding how to allocate resources and in assessing performance.

         Our segment information is set forth in the following table:

                                                                       Natural Gas
         (in thousands)       Rotary           NGE       Great Lakes     Services
                                Gas          Leasing     Compression      Group         Total
        Six Months Ended    -----------    -----------   -----------   -----------    -----------
          June 30, 2003
Revenue                     $     1,200    $     2,070   $     2,295   $      --      $     5,565
Inter-segment revenue             2,744             35             8          --            2,787
Net Income (loss)                   (54)           874           394          (781)           433
Segment Assets                    4,323         12,986         9,195           486         26,990

                                                                       Natural Gas
         (in thousands)       Rotary           NGE       Great Lakes     Services
                                Gas          Leasing     Compression      Group         Total
        Six Months Ended    -----------    -----------   -----------   -----------    -----------
          June 30, 2002
Revenue                     $     1,571    $     1,059   $     2,490   $      --      $     5,120
Inter-segment revenue             3,046           --            --            --            3,046
Net Income  (loss)                  196            515           188          (560)           339
Segment Assets                    4,504          6,711         9,160           695         21,070

(6) Earnings per common share

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computation.

                                                           Six Months Ended
                                                              June 30,
                                                         2003           2002
                                                     --------------------------
Basic earnings per share Numerator:
Net income                                           $   433,035    $   339,109
Less: dividends on preferred shares                      (62,020)       (75,614)
                                                     --------------------------
Net income available to common shareholders          $   371,015    $   263,495
                                                     ==========================

Denominator -
Weighted average common shares outstanding             4,866,527      3,357,632
                                                     ==========================

Basic earnings per share                             $      0.08    $      0.08
                                                     ==========================

Diluted earnings per share Numerator:
Net income                                           $   433,035    $   339,109
Less: dividends on preferred shares (1)                  (62,020)       (75,614)
                                                     --------------------------
Net income available to common shareholders          $   371,015    $   263,495
                                                     ==========================

Denominator :
Weighted average common shares outstanding             4,866,527      3,357,632
Common stock options and warrants                        249,805        806,078
Conversion of preferred shares (1)                          --             --
                                                     --------------------------
                                                       5,116,332      4,163,710
                                                     ==========================

Diluted earnings per share                           $      0.07    $      0.06
                                                     ==========================

(1) Preferred shares were anti-dilutive for the six months ended June 30, 2003 and 2002.

                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
Natural Gas Services Group, Inc.


We have audited the accompanying consolidated balance sheet of Natural Gas Services Group, Inc. and Subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.




HEIN + ASSOCIATES LLP

Dallas, Texas
February 21, 2003


                NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                DECEMBER 31, 2002

                                     ASSETS
                                     ------

CURRENT ASSETS:
   Cash and cash equivalents                                                                  $ 2,713,638
   Trade accounts receivable, no allowance for doubtful accounts considered necessary             709,122
   Lease receivable, net of unearned interest of $23,723                                           97,813
   Inventory                                                                                    1,475,794
   Prepaid expenses and other                                                                      87,643
                                                                                              -----------
                  Total current assets                                                          5,084,010

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $2,209,512                          15,694,946
GOODWILL, net of accumulated amortization of $325,192                                           2,589,654
PATENTS, net of accumulated amortization of $109,939                                              141,426
LEASE RECEIVABLE, net of unearned interest of $8,837                                              112,699
INVESTMENT IN JOINT VENTURE                                                                       198,313
OTHER ASSETS                                                                                      116,039
                                                                                              -----------
                  Total assets                                                                $23,937,087
                                                                                              ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease                                        $ 1,750,223
   Accounts payable and accrued liabilities                                                       600,762
   Deferred income                                                                                317,561
                                                                                              -----------
                  Total current liabilities                                                     2,668,546

LONG-TERM DEBT AND CAPITAL LEASE, less current portion                                          5,752,181
         SUBORDINATED NOTES, net of discount of $194,874                                        1,344,387
         DEFERRED TAX LIABILITY                                                                 1,171,000
COMMITMENT (Note 12)
STOCKHOLDERS' EQUITY:
   Preferred stock, 5,000,000 shares authorized, par value $0.01:
     10 % Convertible Series A: 1,177,000 shares authorized 381,654 shares outstanding; 10%
       cumulative, liquidation preference of $1,240,376                                             3,817
   Common stock, 30,000,000 shares authorized, par value $0.01; 4,857,632 shares issued and
     outstanding                                                                                   48,576
   Additional paid-in capital                                                                  10,968,733
   Retained earnings                                                                            1,979,847
                                                                                              -----------
                  Total stockholders' equity                                                   13,000,973
                                                                                              -----------
                  Total liabilities and stockholders' equity                                  $23,937,087
                                                                                              ===========

                NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                   ----------------------------
                                                       2002            2001
                                                   ------------    ------------
REVENUE:
   Sales, net                                      $  4,335,721    $  4,506,190
   Service and maintenance income                     1,562,650       1,160,916
   Leasing income and interest                        4,398,170       3,095,001
                                                   ------------    ------------
                  Total revenue                      10,296,541       8,762,107

COSTS OF REVENUE:
   Cost of sales                                      3,078,429       3,046,067
   Cost of service                                    1,326,572         986,779
   Cost of leasing                                    1,166,530         909,299
                                                   ------------    ------------
                  Total costs of revenue              5,571,531       4,942,145
                                                   ------------    ------------

         GROSS PROFIT                                 4,725,010       3,819,962

OPERATING EXPENSES:
   Selling expenses                                     499,721         612,670
   General and administrative                         1,218,513       1,105,290
   Depreciation and amortization                      1,166,004         903,166
                                                   ------------    ------------
                  Total operating expenses            2,884,238       2,621,126
                                                   ------------    ------------

INCOME FROM OPERATIONS                                1,840,772       1,198,836

OTHER INCOME (EXPENSE):
   Interest expense                                    (975,719)       (924,382)
   Equity in earnings of joint venture                  485,109         224,231
   Other income                                          19,386         197,208
                                                   ------------    ------------
                  Total other income (expense)         (471,224)       (502,943)
                                                   ------------    ------------

         INCOME BEFORE PROVISION FOR INCOME TAXES     1,369,548         695,893

PROVISION FOR INCOME TAXES:
   Current                                               25,900           9,100
   Deferred                                             557,563         304,800
                                                   ------------    ------------
                  Total income tax expense              583,463         313,900
                                                   ------------    ------------

NET INCOME                                              786,085         381,993
PREFERRED DIVIDENDS                                     106,624          10,908
                                                   ------------    ------------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS        $    679,461    $    371,085
                                                   ============    ============

NET INCOME PER COMMON SHARE:
   Basic                                           $       0.19    $       0.11
                                                   ============    ============
   Diluted                                         $       0.16    $       0.11
                                                   ============    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                              3,649,413       3,357,632
   Diluted                                            4,305,053       3,483,987


                NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001




                                               PREFERRED STOCK              COMMON STOCK
                                        ---------------------------   ---------------------------
                                           SHARES         AMOUNT         SHARES         AMOUNT
                                        ------------   ------------   ------------   ------------
BALANCES, January 1, 2001                       --     $       --        3,357,632   $     33,576

Issuance of preferred stock                  377,154          3,772           --             --
Warrants issued in connection with
 subordinated notes                             --             --             --             --

Warrants issued for debt guaranty               --             --             --             --

Dividends on preferred stock                    --             --             --             --

Net income                                      --             --             --             --
                                        ------------   ------------   ------------   ------------

BALANCES, January 1, 2002                    377,154          3,772      3,357,632         33,576

Issuance of preferred stock                    4,500             45           --             --

Issuance of common stock and warrants           --             --        1,500,000         15,000

Warrants issued for debt guaranty               --             --             --             --

Repurchase of warrants                          --             --             --             --

Dividends on preferred stock                    --             --             --             --

Net income                                      --             --             --             --
                                        ------------   ------------   ------------   ------------

BALANCES, December 31, 2002                  381,654   $      3,817      4,857,632   $     48,576
                                        ============   ============   ============   ============

                                         ADDITIONAL                      TOTAL
                                           PAID-IN       RETAINED     STOCKHOLDERS'
                                           CAPITAL       EARNINGS       EQUITY
                                        ------------   ------------   ------------


BALANCES, January 1, 2001               $  3,423,854   $    929,301   $  4,386,731

Issuance of preferred stock                  899,461           --          903,233
Warrants issued in connection with
 subordinated notes                           96,364           --           96,364

Warrants issued for debt guaranty             23,137           --           23,137

Dividends on preferred stock                    --          (10,908)       (10,908)

Net income                                      --          381,993        381,993
                                        ------------   ------------   ------------

BALANCES, January 1, 2002                  4,442,816      1,300,386      5,780,550

Issuance of preferred stock                   12,722           --           12,767

Issuance of common stock and warrants      6,514,170           --        6,529,170

Warrants issued for debt guaranty             42,025           --           42,025

Repurchase of warrants                       (43,000)          --          (43,000)

Dividends on preferred stock                    --         (106,624)      (106,624)

Net income                                      --          786,085        786,085
                                        ------------   ------------   ------------

BALANCES, December 31, 2002             $ 10,968,733   $  1,979,847   $ 13,000,973
                                        ============   ============   ============


                NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                           --------------------------------
                                                                                 2002              2001
                                                                           --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $      786,085    $      381,993
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                              1,166,004           903,166
     Deferred taxes                                                               557,563           304,800
     Amortization of debt issuance costs                                           70,369            64,956
     Gain on disposal of assets                                                   (15,066)         (117,387)
     Warrants issued for debt guarantee                                            42,025            23,137
     Equity in earnings of joint venture                                         (485,109)         (224,231)
     Changes in current assets:
         Trade and other receivables                                              276,588          (360,868)
         Inventory                                                                139,614          (593,403)
         Prepaid expenses and other                                               (11,888)           25,190
     Changes in current liabilities:
         Accounts payable and accrued liabilities                                (348,549)          472,779
         Deferred income                                                          134,187            (9,826)
     Other changes                                                               (105,870)          (30,551)
                                                                           --------------    --------------
                Net cash provided by operating activities                       2,205,953           839,755

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                          (4,414,952)       (2,220,110)
   Proceeds from sale of property and equipment                                    40,000           328,500
   Decrease in lease receivable                                                    84,908            73,711
   Distributions from joint venture                                               405,466           124,353
   Cash paid for acquisition                                                         --          (1,393,113)
                                                                           --------------    --------------
                Net cash used in investing activities                          (3,884,578)       (3,086,659)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from lines of credit                                            1,956,893           750,000
   Proceeds from long-term debt                                                      --             249,761
   Repayments of long-term debt                                                (4,463,612)         (592,258)
   Dividends on preferred stock                                                  (106,624)          (10,908)
   Net proceeds from sale of  common stock                                      6,529,170              --
   Net proceeds from preferred stock                                               12,767           903,233
   Proceeds from note offering, net of offering costs                                --           1,310,839
   Purchase warrants  from underwriter                                            (43,000)             --
                                                                           --------------    --------------
                Net cash provided by financing activities                       3,885,594         2,610,667

NET INCREASE IN CASH                                                            2,206,969           363,763

CASH, beginning of year                                                           506,669           142,906
                                                                           --------------    --------------

CASH, end of year                                                          $    2,713,638    $      506,669
                                                                           ==============    ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid                                                           $      975,719    $      872,239
                                                                           ==============    ==============
   Income taxes paid                                                       $        4,110    $        2,566
                                                                           ==============    ==============
   Purchase of property and equipment for note payable                     $    1,956,893    $    7,148,949
                                                                           ==============    ==============

                NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

Organization and Principles of Consolidation
--------------------------------------------
Natural Gas Services Group, Inc. (the "Company" or "NGSG") (a Colorado corporation) was formed on December 18, 1998 for the purposes of combining the operations of certain manufacturing, service and leasing entities.

NGSG currently conducts its operations through the following wholly-owned subsidiaries:

     |X| Rotary Gas Systems, Inc. ("RGS") (a Texas corporation) is engaged in the manufacturing and distribution of natural gas compressor packages for use in the petroleum industry and natural gas flare stacks and ignition systems for use in oilfield, refinery, petrochemical plant , and landfill applications in New Mexico, California and Texas.
     |X| NGE Leasing, Inc. ("NGE") (a Texas corporation) is engaged in leasing natural gas compressor packages to entities in the petroleum industry and irrigation motor units to entities in the agricultural industry. NGE's leasing income is concentrated in New Mexico, California and Texas.
     |X| Great Lakes Compression, Inc., ("GLC") (a Colorado corporation) was formed in March 2001 and acquired the assets and certain operations of a business that fabricates, leases, and services natural gas compressors to producers of oil and natural gas, primarily in Michigan.

The accompanying financial statements present the consolidated results of the Company and its wholly-owned subsidiaries. Investments in joint ventures in which the Company does not have majority voting control are accounted for by the equity method. All intercompany balances and transactions have been eliminated in consolidation.

Cash Equivalents
----------------
For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Inventory
---------
Inventory is valued at the lower of cost or market. The cost of inventories are determined by the first-in, first-out method. At December 31, 2002, inventory consisted of the following:

                Raw materials                     $  1,303,785
                Work in process                        172,009
                                                  ------------
                                                  $  1,475,794

Property and Equipment
----------------------
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from five to thirty years.

Gains and losses resulting from sales and dispositions of property and equipment are included in current operations. Maintenance and repairs are charged to operations as incurred.

Patents
-------
The Company has patents for a flare tip ignition device and flare tip burner pilot. The costs of the patents are being amortized on a straight-line basis over nine years, the remaining life of the patents when acquired. Amortization expense for patents of $27,484 was recognized for each of the years ended December 31, 2002 and 2001. Amortization expense for each of the next five years is expected to be $27,484 per year.

Goodwill
--------
Goodwill represents the cost in excess of fair value of the identifiable net assets acquired in various acquisitions and was being amortized on a straight-line basis over 20 years. Amortization expense of $124,425 was recognized for the year ended December 31, 2001. The Company ceased amortization of goodwill effective January 1, 2002 in accordance with Statement of Financial Accounting Standards ("FAS") No. 142. See Note 14.

FAS 142 requires that goodwill be tested for impairment at least annually. The Company completed its initial test for goodwill impairment during the second quarter 2002, at which time no impairment was indicated.

Long-Lived Assets
-----------------
The Company's policy is to periodically review the net realizable value of its long-lived assets, including patents and goodwill, through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Based upon its most recent analysis, the Company believes no impairment of long-lived assets exists at December 31, 2002.

Advertising Costs
-----------------
Advertising costs are expensed as incurred. Total advertising expense was $49,720 in 2002 and $56,335 in 2001.

Revenue Recognition
-------------------
Revenue from the sales of custom and fabricated and rebuilt compressors, and flare systems is recognized upon shipment of the equipment to customers. Exchange and rebuilt compressor revenue is recognized when both the replacement compressor has been delivered and the rebuild assessment has been completed. Revenue from compressor service, and retrofitting services is recognized upon providing services to the customer. Operating lease revenue is recognized over the term of the agreements. Maintenance agreement revenue is recognized as services are rendered. Deferred income represents items that have been billed to customers based on contractual agreements, but have not yet been shipped. Rental and lease revenue is recognized over the terms of the respective lease agreements based upon the classification of the lease.

Stock-Based Compensation
------------------------
The Company accounts for stock-based awards to employees using the intrinsic value method described in Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements for stock-based awards to employees when the exercise price of the award is equal to or greater than the quoted market price of the stock on the date of the grant.

FAS No. 123, Accounting for Stock-Based Compensation, and FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123, requires disclosures as if the Company had applied the fair value method to employee awards rather than the intrinsic value method. The fair value of stock-based awards to employees is calculated through the use of option pricing models, which were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's fair value calculations for awards from stock option plans in 2002 were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected term, ten years from the date of grant; stock price volatility 50%; risk free interest rate 5.2% and 4.0% and no dividends during the expected term as the Company does not have a history of paying cash dividends. There were no options issued in 2001.

If the computed fair values of the stock-based awards had been amortized to expense over the vesting period of the awards, net income and net income per share, basic and diluted, would have been as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      2002
                                                                  ------------

Net income, as reported                                           $    786,085


Add: Stock-based employee compensation included in reported net
income                                                                    --
Deduct: Total stock-based employee compensation expense
determined under fair value method for all awards                      (39,000)
                                                                  ------------
Net income, pro forma                                             $    747,085
                                                                  ------------
Net income per share:
Basic, as reported                                                $       0.19
                                                                  ============
Basic, pro forma                                                  $       0.18
                                                                  ============
Diluted, as reported                                              $       0.16
                                                                  ============
Diluted, pro forma                                                $       0.15
                                                                  ============
Weighted average fair value of options granted during the year    $       2.24
                                                                  ============

Description of Leasing Arrangements
-----------------------------------
The Company's leasing operations principally consist of the leasing of natural gas compressor packages and flare stacks. The Company has one seven-year lease of natural gas irrigation engines to an agricultural entity that is classified as a sales-type lease. The remaining leases are all classified as operating leases. See Note 5.

Income Taxes
------------
The Company files a consolidated tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Use of Estimates
----------------
The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the valuation of assets and goodwill acquired in acquisitions. It is at least reasonably possible these estimates could be revised in the near term and the revisions would be material.

Recently Issued Accounting Pronouncements
-----------------------------------------
In June 2001, the Financial Accounting Standards Board ("FASB") approved for issuance FAS 143, Asset Retirement Obligations. FAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including 1) the timing of the liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense,
4) subsequent measurement of the liability and 5) financial statement disclosures. FAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective on January 1, 2003, as required. The transition adjustment resulting from the adoption of FAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations, or cash flows.

In October 2001, the FASB approved for issuance FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. FAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. FAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of FAS 144 applied to the Company beginning January 1, 2002 and did not have a material effect on its financial position, results of operations, or cash flows.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. FAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by FAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. FAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of FAS 146 is not expected to have a material effect on the Company's financial position or results of its operations.

In December 2002, the FASB issued FAS No.148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123. For entities that change their accounting for stock-based compensation from the intrinsic method to the fair value method under FAS 123, the fair value method is to be applied prospectively to those awards granted after the beginning of the period of adoption (the prospective method). The amendment permits two additional transition methods for adoption of the fair value method. In addition to the prospective method, the entity can choose to either (i) restate all periods presented (retroactive restatement method) or (ii) recognize compensation cost from the beginning of the fiscal year of adoption as if the fair value method had been used to account for awards (modified prospective method). For fiscal years beginning December 15, 2003, the prospective method will no longer be allowed. The Company currently accounts for its stock-based compensation using the intrinsic value method as proscribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and plans on continuing using this method to account for stock options; therefore, it does not intend to adopt the transition requirements as specified in FAS 148. The Company has adopted the new FAS 148 disclosure requirements with these financial statements.

2. ACQUISITION
   -----------

In March 2001, the Company acquired the assets, primarily compressors, office furniture and fixtures, building and land, of Dominion Michigan Production Services, Inc. ("Dominion") for a total purchase price of $8 million, subject to adjustment. $1 million of the purchase price was paid in cash with the remainder financed by the seller (see Note 7). The transaction was accounted for under the purchase method of accounting and the purchase price was allocated to the net assets acquired based on their estimated fair values. The excess of cost over the fair value of net assets acquired totaled approximately $741,000 and was recorded as goodwill as of the acquisition date. The operating results of the acquired business have been included in the Company's financial statements beginning April 1, 2001. The following unaudited pro forma information has been prepared as if the acquisition of the assets of Dominion had occurred at the beginning of the year ended December 31, 2001. Such information is not necessarily reflective of the actual results that would have occurred had the acquisition occurred on that date.

Net sales                                               $9,563,146
Net income                                              $429,276
Net income per common share                             $0.13
Net income per common share, assuming dilution          $0.12

In connection with the acquisition, a total fee of $440,000 was paid to the investment banker/advisor. A director of the Company has a 1% interest in the investment banker/advisor.

3. PROPERTY AND EQUIPMENT
   ----------------------

     Property and equipment consists of the following at December 31, 2002:

                 Land and building               $  1,345,740
                 Leasehold improvements               124,902
                 Equipment and furniture              604,134
                 Rental equipment                  15,092,994
                 Vehicles                             736,688
                                                 ------------
                                                   17,904,458
                 Less accumulated depreciation     (2,209,512)
                                                 ------------
                                                 $ 15,694,946
                                                 ============


Depreciation expense for property and equipment of $1,137,520 and $751,257 was recognized for the years ended December 31, 2002 and 2001, respectively.

4. INVESTMENT IN JOINT VENTURE
   ---------------------------

The Company owns a non-controlling 50% interest in a joint venture, Hy-Bon Rotary Compression, LLC ("Hy-Bon"). Hy-Bon leases natural gas compressors provided by each party and provides the related service and maintenance to the customers. Income is split between the parties based on the revenue of their respective compressors on lease. The Company's investment is accounted for on the equity method, in which the Company recognizes its share of the earnings or loss of the joint venture determined in accordance with the Hy-Bon operating agreement. The Company's total equity method investment in Hy-Bon at December 31, 2002 totaled $198,313. The Company's equity in the earnings of Hy-Bon was $485,109 and $224,231 in 2002 and 2001, respectively. Summarized financial information of Hy-Bon follows:

                                               December 31,
                                                   2002
                                              --------------
BALANCE SHEET:
    ASSETS:
      Current assets                          $      393,271
      Equipment, net                                  65,857
                                              --------------
               Total assets                   $      459,128
                                              ==============

    LIABILITIES:
         Current liabilities                  $       84,666
      Notes payable                                   27,951
      Members' capital                               346,511
                                              --------------
               Total liabilities and equity   $      459,128
                                              ==============


                                              For the Years Ended December 31,
                                              --------------------------------
                                                   2002              2001
                                              --------------    --------------
STATEMENT OF OPERATIONS:
    Total revenue                             $    1,296,728    $      644,170
    Total expenses                                   388,483           193,756
                                              --------------    --------------
               Net income                     $      908,245    $      450,414
                                              ==============    ==============


Subsequent to December 31, 2002, the Company agreed to purchase the compressors owned by the other party that are used in the joint venture for $2,150,000.

5. LEASING ACTIVITY
   ----------------

The following lists the components of the net investment in the Company's sales-type lease as of December 31, 2002:


Total minimum lease payments receivable       $      243,072
Less unearned income                                 (32,560)
                                              --------------
                                              $      210,512
                                              ==============

Future minimum lease payments are approximately $122,000 per year until the lease expiration in December 2004.

The Company leases natural gas compressor packages to entities in the petroleum industry. These leases are classified as operating leases and generally have original lease terms of one to five years and continue on a month-to-month basis thereafter. Future minimum lease payments for leases not on a month-to-month basis at December 31, 2002 are as follows:

          Year Ended December 31,
                   2003                       $      799,831
                   2004                              828,085
                   2005                              861,208
                   2006                              245,743
                                              --------------
                  Total                       $    2,734,867
                                              ==============

6. LINE OF CREDIT
   --------------

The Company has a line of credit with a financial institution that allows for borrowings up to $750,000, bears interest at the prime rate plus 1% (5.25% at December 31, 2002) and requires monthly interest payments with principal due at maturity on March 15, 2003. The line of credit is collateralized by substantially all of the assets of the Company. At December 31, 2002, there was no outstanding balance on this line of credit.

The line of credit and first three notes listed in Note 7 are with the same bank and include certain covenants, the most restrictive of which require the Company to maintain certain working capital, debt to equity and cash flow ratios and certain minimum net worth. The Company was in compliance with all covenants except the cash flow ratio at December 31, 2002. The bank granted the Company a waiver until June 30, 2003 for its non-compliance with the cash flow ratio.


7. LONG-TERM DEBT
   --------------

Long-term debt at December 31, 2002 consisted of the following:
Notepayable to a bank, interest at bank's prime rate plus 1.0% (5.25% at
    December 31, 2002), monthly payments of principal of $58,333 plus interest, until maturity in October 15, 2007. The note is collateralized by substantially
    all of the assets of the Company. See Note 6 regarding loan covenants                  $ 3,383,334

Note  payable to a bank, interest at prime rate plus 1% (5.25% at December 31,
    2002), monthly  payments of principal of $30,889 plus interest until maturity on November 15, 2007. The note is collateralized by substantially all of the
    assets of the Company. See Note 6 regarding loan covenants                               1,853,340

Note  payable to a bank,  interest at prime rate plus 1% (5.25% at December 31, 2002), monthly  payments of principal of $45,746 plus interest  until maturity on March 15,
    2006.  The note is collateralized by substantially all of the assets of the
    Company. See Note 6 regarding loan covenants                                             1,734,947

Notepayable to a bank, interest at 11%, monthly payments of principal and interest totaling $2,614, until maturity in September 2010, collateralized by a building
                                                                                               214,321

Note  payable to an  individual, interest at 10%, monthly payments of principal and interest totaling $1,255 until maturity in August 2010. This note is
    collateralized by a building                                                                80,443

Various  notes  payable to a bank, interest rates ranging from prime plus 1%
    (5.25% at December  31, 2002) to 7.75%, monthly  payments ofprincipal and interest until maturity dates ranging from July 2003 to July 2004. These notes
    are collateralized by various vehicles                                                      60,545


Capital lease                                                                                   43,540

Other notes payable, various terms                                                             131,934
                                                                                           -----------

Total                                                                                        7,502,404
                                                                                           -----------

Less current portion                                                                        (1,750,223)
                                                                                           -----------
                                                                                           $ 5,752,181
                                                                                           ===========

Maturities of long-term debt based on contractual requirements for the years ending December 31 are as follows:

           2003                             $    1,750,223
           2004                                  1,720,683
           2005                                  1,675,968
           2006                                  1,180,057
           2007                                    977,654
        Thereafter                                 197,819
                                            --------------
                                            $    7,502,404
                                            ==============

8. SUBORDINATED NOTES
   ------------------

On October 31, 2000, the Company initiated a private placement of subordinated debt units. Each unit consists of a $25,000 10% subordinated note due December 31, 2006 and a five-year warrant to purchase 10,000 shares of the Company's common stock at $3.25 per share. Interest only is payable annually, with all principal due at maturity. The warrants were valued at their estimated fair market value resulting in a discount relating to the warrants of $87,128. Proceeds from this offering totaled $1,539,260. Under the terms of the offering, all proceeds from the notes must be used for the operations of NGE Leasing. In connection with the offering, a placement agent was paid a 10% cash commission and 3% non-accountable expense allowance totaling $200,104, and was issued warrants in the same form as those issued in the offering for a total of 61,570 shares. The warrants were valued at their estimated fair market value of $9,236. Total debt issuance costs of $237,658 are recorded as a debt discount and the total debt discount of $324,786 is being amortized using the effective interest rate method over the life of the notes. The balance of the subordinated debt, net of unamortized discount of $194,874, is $1,344,387 at December 31, 2002.

Certain stockholders, officers and directors purchased units in this offering, (totaling $259,261 in notes and warrants representing 103,704 shares) on the same terms and conditions as non-affiliated purchasers in the offering.

9. INCOME TAXES
   ------------

The provision for income taxes consists of the following:

                                                             2002         2001
                                                         ----------   ----------
     Current provision:
         Federal                                         $     --     $     --
         State                                               25,900        9,100
                                                         ----------   ----------
                                                             25,900        9,100
     Deferred provision:
         Federal                                            491,363      269,100
         State                                               66,200       35,700
                                                         ----------   ----------
                                                            557,563      304,800
                                                         ----------   ----------
                                                         $  583,463   $  313,900
                                                         ==========   ==========

         The income tax effects of temporary differences that give rise to significant portions of deferred income tax assets and (liabilities) are as follows:

                                                                        2002
                                                                    -----------
Deferred income tax assets:
    Net operating loss                                              $   892,000
    Other                                                                48,000
                                                                    -----------

          Total deferred income tax assets                              940,000
                                                                    -----------

Deferred income tax liabilities:
    Property and equipment                                           (1,962,000)
    Goodwill and other intangible assets                               (149,000)
                                                                    -----------

          Total deferred income tax liabilities                      (2,111,000)
                                                                    -----------

          Net deferred income tax liabilities                       $(1,171,000)
                                                                    ===========

     The effective tax rate differs from the statutory rate as follows:

                                                         2002           2001
                                                     -----------    -----------
Statutory rate                                               34%            34%
State and local taxes                                         7%             6%
Non-deductible goodwill amortization                        --              14%
Other non-deductible expenses                                 2%           --
Other                                                       --              (9%)
                                                     -----------    -----------
Effective rate                                               43%            45%
                                                     ===========    ===========


At December 31, 2002, the Company had available federal net operating loss ("NOL") carryforwards of approximately $2,420,000, which may be used to reduce future taxable income and begin to expire in 2020 through 2022.

10. STOCKHOLDERS' EQUITY
    --------------------

Initial Public Offering
-----------------------
In October, 2002, the Company closed an initial public offering in which it sold 1,500,000 shares of common stock and warrants to purchase 1,500,000 shares of common stock for a total of $7,875,000. Costs and commissions associated with the offering totaled $1,345,830. The warrants are exercisable anytime through October 2006 at $6.25 per share. In connection with this offering, the underwriter received options to purchase 150,000 shares of common stock at $6.25 per share and warrants to purchase 150,000 shares at $0.3125 per share.

Warrants
--------
In April 2002 and March 2001, five-year warrants to purchase 16,472 shares of common stock at $3.25 per share and 68,524 shares at $2.50 per share, respectively, were issued to certain board members and stockholders as compensation for their debt guarantees. These warrants were immediately exercisable and were recorded at their estimated fair values of $42,025 in 2002 and $23,137 in 2001.

Preferred Stock
---------------
The Company has a total of 5,000,000 authorized preferred shares, with rights and preferences as designated by the Board of Directors. Of the preferred shares, 1,177,000 shares are designated 10% Convertible Series A Preferred Stock. The Series A shares have a cumulative annual dividend rate of 10%, when and if declared by the Board of Directors payable thirty days after the end of each quarter. Holders are entitled to one vote per share and the Series A shares are convertible into common stock initially at a price of $3.25 per share, subject to adjustment based on the market price and various other contingencies. In addition, Series A shares will automatically be converted to common stock on a one-for-one basis if or when the Company's common stock trades on a public exchange at a price of $6.50 per share or greater for twenty consecutive days. The Series A shares have a liquidation preference of $3.25 per share plus accrued and unpaid dividends over common stock. The Company initiated a private placement of its Series A shares in July 2001. Under the terms of the placement agreement, the Company offered a maximum of 770,000 Series A shares at a price of $3.25 per share. As of December 31, 2001, the Company had received gross proceeds of $1,225,751 from the offering, net of $322,518 of offering costs, for 377,154 Series A shares. Included in the offering costs, are a 10% commission and 3% non-accountable expense allowance paid to the placement agent. In 2002, additional proceeds of $14,625 were received representing 4,500 additional Series A shares issued. Total Series A shares outstanding at December 31, 2002 were 381,654. A total of 18,000 and 12,000 Series A shares were issued in the offering to a director and a stockholder, respectively, on the same terms and conditions as those sold to non-affiliated purchasers in the private offering.

11. STOCK-BASED COMPENSATION

Stock Options
-------------
In December 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan"). 150,000 shares of common stock have been reserved for issuance under the Plan. All options granted under the Plan will expire ten years after date of grant. The option price is to be determined by the Board of Directors on date of grant.

In September 1999, the Company granted 27,000 non-qualified stock options to certain employees to purchase the Company's common stock at $2.00 per share. The options vest over three years and expire in 2009.

In April 2002, the Company granted 42,000 non-qualified stock options to certain employees to purchase the Company's common stock at $3.25 per share. The options vest over three years and expire in April 2012. Also, in December 2002, the Company granted 7,500 non-qualified stock options to the three outside directors to purchase the Company's common stock at $3.88 per share any time through December 2012.

In September 1999, the Company granted 100,000 non-qualified stock options to an advisory director to purchase the Company's common stock at $2.00 per share anytime through September 30, 2004. These options were not granted pursuant to the Plan described above.

The following is a summary of activity for the stock options outstanding for the years ended December 31, 2002 and 2001:



                                      DECEMBER 31, 2002       DECEMBER 31, 2001
                                   ---------------------   ---------------------
                                                Weighted                Weighted
                                     Number     Average      Number      Average
                                       Of       Exercise      Of        Exercise
                                     Shares      Price       Shares       Price
                                   ---------   ---------   ---------   ---------

  Outstanding, beginning of year     112,000   $    2.00     112,000   $    2.00
        Canceled or expired             --          --          --          --
        Granted                       49,500        3.35        --          --
        Exercised                       --          --          --          --
                                   ---------   ---------   ---------   ---------
  Outstanding, end of year           161,500   $    2.41     112,000   $    2.00
                                   =========   =========   =========   =========
  Exercisable, end of year           128,800   $    2.21     112,000   $    2.00
                                   =========   =========   =========   =========

12. COMMITMENT
    ----------

401(k) Plan
-----------
Effective January 1, 2001, the Company offered a 401(k) Plan (the "Plan") to all employees that had reached the age of eighteen and had completed six months of service. The participants may contribute up to 15% of their salary. Employer contributions are subject to Board discretion and are subject to a vesting schedule of 20% each year after the first year and 100% after six years. The Company contributed $50,233 to the Plan in 2002.

13. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK
    ------------------------------------------------

Sales to one customer in the year ended December 31, 2002 and one customer in the year ended December 31, 2001 amounted to a total of 30% and 26% of consolidated revenue, respectively. No other single customer accounted for more than 10% of the Company's sales in 2002 or 2001. At December 31, 2002, the Company had one customer that accounted for 12% of the Company's trade accounts receivable. The Company generally does not obtain collateral, but requires deposits of as much as 50% on large custom contracts. The Company performs periodic credit evaluations on its customers' financial condition and believes that no allowance for doubtful accounts for trade receivables is necessary at December 31, 2002.

14. GOODWILL - ADOPTION OF STATEMENT 142
    ------------------------------------

The Company adopted FAS 142 on January 1, 2002, at which time it ceased the amortization of goodwill. At December 31, 2002, the Company's goodwill had a carrying value of $2,589,654. Pursuant to FAS 142, the Company completed its initial test for goodwill impairment in 2002 and no impairment was indicated. The following table sets forth the effect of the adoption of FAS 142 on the 2001 financial statements as if it had been adopted on January 1, 2001.

                NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                       FOR THE YEAR
                                                          ENDED
                                                       DECEMBER 31,
                                                           2001
                                                       ------------

             Reported net income                       $    381,993
             Add back: Goodwill amortization, net of
                tax effect                                  124,425
                                                       ------------
             Adjusted net income                       $    506,418
                                                       ============

             Basic earnings per share:
                Reported net income                    $        .11
                Goodwill amortization                           .04
                                                       ------------
                Adjusted net income                    $        .15
                                                       ============

             Diluted earnings per share:
                Reported net income                    $        .11
                Goodwill amortization                           .03
                                                       ------------
                Adjusted net income                    $        .14
                                                       ============

15. SEGMENT INFORMATION
    -------------------

FAS  No.  131,   Disclosures   About  Segments  of  an  Enterprise  and  Related
Information,   establishes  standards  for  public  companies  relating  to  the reporting of financial and descriptive information about their operating segments in financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company identifies its segments based on its subsidiary entities. The Company's reportable operating segments have been determined as separately identifiable business units. The Company measures segment earnings as income before income taxes. The following amounts are expressed in thousands:


                                          RGS         NGE         GLC        NGSG         Elim.        Total
                                       ---------   ---------   ---------   ---------    ---------    ---------
For the year ended December 31,
2002:
Revenue from external customers        $   3,298   $   2,319   $   4,680   $    --      $    --      $  10,297
Inter-segment revenue                      5,756          45          20        --         (5,821)        --
Gross profit                               1,329       1,669       1,727        --           --          4,725
Depreciation and amortization                122         439         558          47         --          1,166
Interest expense                               9         392         537          38         --            976
Other income                                   4          15        --          --           --             19
Equity in the net income of investee
 accounted for by the equity method         --           485        --          --           --            485
Income taxes                                --          --          --           583         --            583
Net income                                   411       1,177         364      (1,166)        --            786

As of December 31, 2002:
Segment assets                             3,779      10,905       8,587         666         --         23,937
Goodwill                                   1,873        --           717        --           --          2,590


For the year ended December 31,
2001:
Revenue from external customers        $   3,841   $   1,519   $   3,402   $    --      $    --      $   8,762
Inter-segment revenue                      2,691        --          --          --         (2,691)        --
Gross profit                               1,231       1,076       1,513        --           --          3,820
Depreciation and amortization                104         252         423         124         --            903
Interest expense                               4         395         489          36         --            924
Other income                                  19         130           3          45         --            197
Equity in the net income of investee
 accounted for by the equity method         --           224        --          --           --            224
Income taxes                                --          --          --           314         --            314
Net income                                   180         549         307        (654)        --            382

As of December 31, 2001:
Segment assets                             1,200       6,107       9,181       2,322         --         18,810
Goodwill                                   1,873        --           717        --           --          2,590

--------------------------------------------

We   have   not   authorized   any   dealer,
salesperson  or  other  person  to give  any
information  or to make  any  representation
not  contained  in  this  prospectus.   This
prospectus  does not  constitute an offer to
sell, or a solicitation  of an offer to buy,
any offer or  solicitation  by anyone in any
jurisdiction not authorized, or in which the
person making such an offer or  solicitation
is not  qualified  to do so or to any person
to whom it is unlawful to make such an offer
or   solicitation.   By   delivery  of  this
prospectus we do not imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to its date.

-------------------------------------------
                                                            NATURAL GAS SERVICES
                                                                GROUP, INC.
                   TABLE OF CONTENTS
                                                Page

About Natural Gas Services, Inc.............     2
Summary of the Offering.....................     3
Risk Factors................................     6
Use of Proceeds.............................    15              ________________
Dividend Policy.............................    16
Selected Consolidated Financial Data........    17                 PROSPECTUS
Management's Discussion and                                     ________________
  Analysis of Financial Condition
  and Results of Operations.................    20
Business ...................................    32
Legal Proceedings...........................    43
Where You Can Find Additional
  Information...............................    43
Market for Our Securities and
Related Stockholder Matters.................    43
  Management................................    45
Security Ownership of Certain
  Beneficial Owners and Management..........    53              __________, 2003
Certain Relationships and Related
  Transactions..............................    55
Selling Securityholders.....................    57
Plan of Distribution........................    58
Description of Securities...................    58
Experts.....................................    62
Index to Financial Statements...............   F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

         Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

         Section 3 of  Article IX of our  articles  of  incorporation,  filed as
Exhibit 3.1 hereto, provides that we shall indemnify, to the maximum extent permitted by law in effect from time to time, any person who is or was a director, officer, agent, fiduciary or employee of ours against any claim, liability or expense arising against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at our request. We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

         Article VI of our bylaws, filed as Exhibit 3.4 hereto, provides for the indemnification of certain persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         Expenses payable by us in connection with the issuance and distribution of the securities being registered hereby are as follows:

         SEC Registration Fee(1)                $      --

         NASD Filing Fee                                -0-

         American Stock Exchange Listing Fee            -0-

         Accounting Fees and Expenses                 5,000*

         Legal Fees and Expenses                     10,000*

         Printing                                     2,000*

         Transfer Agent Fee                           2,000

         Miscellaneous                                1,000
                                                -----------
         Total                                  $    20,000
                                                ===========

(1)      Paid in  connection  with  the  initial  filing  of  this  Registration
         Statement.

         (23) Estimated

Item 26. Recent Sales of Unregistered Securities.


         Beginning in October 2000, we issued 62 units comprised of Series A 10% Subordinated Notes and Five Year Warrants to Purchase Common Stock to 34 investors. The units were issued in transactions not involving a public offering and were issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. A Form D relating to the offering was filed with the Securities and Exchange Commission. The persons to whom the units were issued had access to full information concerning us and represented that they acquire the shares for their own account and not for the purpose of distribution. The certificates for the securities contain a restrictive legend advising that the securities may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. The underwriter involved in this offering was Barry-Shino Securities, Inc. which received a commission of $153,926, a nonaccountable expense allowance of $46,178 and warrants to purchase 61,570 shares of our common stock at $3.25 per share.

         In March 2001, we issued five year warrants to purchase 68,524 shares of our common stock at $2.50 per share in exchange for persons guaranteeing approximately $1,749,000 of our debt. The warrants were issued in a transaction not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The persons to whom the warrants were issued had access to full information concerning us. The certificates for the warrants contain a restrictive legend advising that the warrants and underlying shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. There was no underwriter involved in the exchange of the warrants for the guaranteeing of the debt.

         Beginning in July 2001, we issued 381,654 shares of our 10% Convertible Series A Preferred Stock to 35 investors. The shares were issued in transactions not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933. A Form D relating to the offering was filed with the Securities and Exchange Commission. The persons to whom the shares were issued had access to full information concerning us and represented that they acquired the shares for their own account and not for the purpose of distribution. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. The underwriter of this offering was Neidiger, Tucker, Bruner, Inc. which received a commission of $124,037 a nonaccountable expense allowance of $37,211 and warrants to purchase 38,165 shares of our 10% Convertible Series A Preferred Stock.

         In April 2002, we issued five year warrants to purchase 16,472 shares of our common stock at $3.25 per share in exchange for three persons guaranteeing approximately $824,000 of our debt. The warrants were issued in a transaction not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The persons to whom the warrants were issued had access to full information concerning us. The certificates for the warrants contain a restrictive legend advising that the warrants and underlying shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. There was no underwriter involved in the exchange of the warrants for the guaranteeing of the debt.

         In June 2003 we issued 100,000 shares of our common stock to one person upon the exercise of an option that the person owned. The shares were issued in a transaction not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The person to whom the shares were issued had access to full information concerning us. The certificate for the shares contains a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. There was no underwriter involved in this offering.

         In September 2003, we issued 26,549 shares of our common stock to one person and one company upon the exercise of outstanding warrants. The shares were issued in transactions not involving a public offering and were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. The persons to whom the shares were issued had access to full information concerning us. The certificates for the shares contain a restrictive legend advising that the shares may not be offered for sale, sold or otherwise transferred without having first been registered under the 1933 Act or pursuant to an exemption from registration under the 1933 Act. There was no underwriter involved in these offerings.

Item 27.  Exhibits.
          --------

The  following  is a list of all  exhibits  filed  as part of this  Registration
Statement:

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

2.1 Purchase and Sale Agreement by and between Hy-Bon Engineering Company, Inc. and NGE Leasing, Inc. (2)

3.1            Articles of incorporation.*

3.2 Amendment to articles of incorporation dated March 31, 1999, and filed on May 25, 1999.*

3.3 Amendment to articles of incorporation dated July 25, 2001, and filed on July 30, 2001.*

3.4 Amendment to articles of incorporation adopted on June 18, 2003, and filed on June 19, 2003. (1)

3.5            Bylaws.*

4.1            Form of warrant certificate.*

4.2            Form of warrant agent agreement.*

4.3            Form of lock-up agreement.*

4.4 Form of representative's option for the purchase of common stock.*

4.5            Form of representative's option for the purchase of warrants.*

4.6 Form of consulting agreement between Natural Gas Services Group, Inc. and the representative.*

10.1           1998 Stock Option Plan.*

10.2           Asset  Purchase   Agreement   between   Natural  Gas  Acquisition
               Corporation and Great Lakes Compression, Inc. dated January 1, 2001.*

10.3 Amendment to Guaranty Agreement between Natural Gas Services Group, Inc. and Dominion Michigan Production Services, Inc.*

10.4           Form of Series A 10% Subordinated Notes due December 31, 2006.*

10.5           Form of Five-Year Warrants to Purchase Common Stock.*

10.6           Warrants issued to Berry-Shino Securities, Inc.*

10.7           Warrants issued to Neidiger, Tucker, Bruner, Inc.*

10.8           Form of warrant issued in March 2001 for guaranteeing debt.*

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.9           Form of warrant issued in April 2002 for guaranteeing debt.*

10.10          Exhibits 3(C)(1), 3(C)(2), 3(C)(3), 3(1)(4),  13(d)(1),  13(d)(2)
               and 13(d)(3) to Asset Purchase Agreement between Natural Gas Acquisition Corporation and Great Lakes Compression, Inc. dated January 1, 2001.*

10.11          Articles of  Organization  of Hy-Bon Rotary  Compression,  L.L.C.
               dated April 17, 2000 and filed on April 20, 2001.*

10.12          Regulations of Hy-Bon Rotary Compression, L.L.C.*

10.13 First Amended and Restated Loan Agreement between Natural Gas Services Group, Inc. and Western National Bank (3)

10.14 Termination of Employment Agreement Letter relating to the Employment Agreement of Alan Kurus. (4)

10.15 Termination of Employment Agreement Letter relating to the Employment Agreement of Wayne L. Vinson. (4)

10.27 Termination of Employment Agreement Letter relating to the Employment Agreement of Earl R. Wait. (4)

21             Subsidiaries of the registrant.*

23.1           Consent of HEIN + ASSOCIATES LLP. (1)

*Previously filed as Exhibits to this Registration Statement.

(1) Filed herewith

(2) Filed as exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on March 6, 2003 and incorporated herein by reference.

(3) Filed as exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on April 14, 2003 and incorporated herein by reference.

(4) Filed as exhibits 10.25, 10.26 and 10.27 to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference

Item 28. Undertakings.
         ------------

         The undersigned will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Midland, State of Texas on September 30, 2003.

                                        NATURAL GAS SERVICES GROUP, INC.


                                         /s/ Wayne L. Vinson
                                        ----------------------------------------
                                        Wayne L. Vinson, President and Principal
                                                Executive Officer


                                         /s/ Earl R. Wait
                                        ----------------------------------------
                                        Earl R. Wait, Principal Financial and
                                        Accounting Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signature                                 Title               Date
---------                                 -----               ----

/s/ Wallace O. Sellers                  Director              September 30, 2003
--------------------------
Wallace O. Sellers

/s/ Wayne L. Vinson                     Director              September 30, 2003
--------------------------
Wayne L. Vinson

/s/ Scott W. Sparkman                    Director             September 30, 2003
--------------------------
Scott W. Sparkman

/s/ Charles G. Curtis                    Director             September 30, 2003
--------------------------
Charles G. Curtis

/s/ James T. Grigsby                     Director             September 30, 2003
--------------------------
James T. Grigsby

/s/ Gene A. Strasheim                    Director             September 30, 2003
--------------------------
Gene A. Strasheim

/s/ Richard L. Yadon                     Director             September 30, 2003
--------------------------
Richard L. Yadon

                                 EXHIBIT INDEX


Exhibit        Description and Method of Filing
--------       --------------------------------
No.
---

2.1 Purchase and Sale Agreement by and between Hy-Bon Engineering Company, Inc. and NGE Leasing, Inc. (2)

3.1            Articles of incorporation.*

3.2 Amendment to articles of incorporation dated March 31, 1999, and filed on May 25, 1999.*

3.3 Amendment to articles of incorporation dated July 25, 2001, and filed on July 30, 2001.*

3.4 Amendment to articles of incorporation adopted on June 18, 2003, and filed on June 19, 2003. (1)

3.5            Bylaws.*

4.1            Form of warrant certificate.*

4.2            Form of warrant agent agreement.*

4.3            Form of lock-up agreement.*

4.4 Form of representative's option for the purchase of common stock.*

4.5            Form of representative's option for the purchase of warrants.*

4.6 Form of consulting agreement between Natural Gas Services Group, Inc. and the representative.*

10.1           1998 Stock Option Plan.*

10.2           Asset  Purchase   Agreement   between   Natural  Gas  Acquisition
               Corporation and Great Lakes Compression, Inc. dated January 1, 2001.*

10.3 Amendment to Guaranty Agreement between Natural Gas Services Group, Inc. and Dominion Michigan Production Services, Inc.*

10.4           Form of Series A 10% Subordinated Notes due December 31, 2006.*

10.5           Form of Five-Year Warrants to Purchase Common Stock.*

10.6           Warrants issued to Berry-Shino Securities, Inc.*

10.7           Warrants issued to Neidiger, Tucker, Bruner, Inc.*

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.8           Form of warrant issued in March 2001 for guaranteeing debt.*

10.9           Form of warrant issued in April 2002 for guaranteeing debt.*

10.10          Exhibits 3(C)(1), 3(C)(2), 3(C)(3), 3(1)(4),  13(d)(1),  13(d)(2)
               and 13(d)(3) to Asset Purchase Agreement between Natural Gas Acquisition Corporation and Great Lakes Compression, Inc. dated January 1, 2001.*

10.11          Articles of  Organization  of Hy-Bon Rotary  Compression,  L.L.C.
               dated April 17, 2000 and filed on April 20, 2001.*

10.12          Regulations of Hy-Bon Rotary Compression, L.L.C.*

10.13 First Amended and Restated Loan Agreement between Natural Gas Services Group, Inc. and Western National Bank (3)

10.14 Termination of Employment Agreement Letter relating to the Employment Agreement of Alan Kurus. (4)

10.15 Termination of Employment Agreement Letter relating to the Employment Agreement of Wayne L. Vinson. (4)

10.27 Termination of Employment Agreement Letter relating to the Employment Agreement of Earl R. Wait. (4)

21             Subsidiaries of the registrant.*

23.1           Consent of HEIN + ASSOCIATES LLP. (1)

*Previously filed as Exhibits to this Registration Statement.

(1) Filed herewith

(2) Filed as exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on March 6, 2003 and incorporated herein by reference.

(3) Filed as exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on April 14, 2003 and incorporated herein by reference.

(4) Filed as exhibits 10.25, 10.26 and 10.27 to Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference